                                                                   EXHIBIT 10.23

                                 LEASE BETWEEN

                    ARTHUR J. GUTIERREZ AND JOHN A. CATALDO,
                      AS TRUSTEES OF WAYSIDE REALTY TRUST,
                          U/D/T DATED AUGUST 31, 1995
                     AND RECORDED WITH THE MIDDLESEX SOUTH
                   REGISTRY OF DEEDS IN BOOK 25628, PAGE 331

                                      AND

                               OPEN MARKET, INC.

                                      FOR

                         120,268 SQUARE FEET - BUILDING
                  ONE WAYSIDE ROAD, BURLINGTON, MASSACHUSETTS


                                   I N D E X
                                   ---------

REFERENCE DATA
--------------

Paragraph 1.1                          Subject Referred To                             1
Paragraph 1.2                          Exhibits                                        3

ARTICLE II - PREMISES AND TERM:
-------------------------------

Paragraph 2.1                          Premises                                        5
Paragraph 2.2                          Term                                            6
Paragraph 2.2.1                        Early Termination Option                        6

ARTICLE III - CONSTRUCTION:
---------------------------

Paragraph 3.1                          Initial Construction                            7
Paragraph 3.1.1                        Tenant's Work                                  11
Paragraph 3.1.2                        Tenant's Construction Work                     14
Paragraph 3.2                          Preparation of Premises for Occupancy          15
Paragraph 3.2.1                        Partial Occupancy and Rent Commencement        19
Paragraph 3.3                          General Provisions Applicable to Construction  20
Paragraph 3.4                          Representatives                                20
Paragraph 3.5                          Force Majeure                                  21
Paragraph 3.6                          Arbitration by Architects                      21
Paragraph 3.7                          Warranty of Landlord's Work and Tenant's Work  22

ARTICLE IV - RENT:
------------------

Paragraph 4.1                          Rent                                           22
Paragraph 4.2                          Operating Cost Escalation                      23
Paragraph 4.3                          Payments                                       30


ARTICLE V - LANDLORD'S COVENANTS:
---------------------------------
Paragraph 5.1                          Landlord's Covenants during the Term           30
Paragraph 5.1.1                        Building Services                              30
Paragraph 5.1.2                        Additional Building Services                   30
Paragraph 5.1.3                        Repairs                                        31
Paragraph 5.1.4                        Quiet Enjoyment                                31
Paragraph 5.1.5                        Compliance with Laws                           32
Paragraph 5.1.6                        Landlord's Insurance                           32
Paragraph 5.1.7                        Landlord's Indemnity                           33
Paragraph 5.1.8                        Hazardous Materials                            33
Paragraph 5.1.9                        Tenant's Costs                                 34
Paragraph 5.1.10                       Office Park                                    34
Paragraph 5.2                          Interruptions                                  35

ARTICLE VI - TENANT'S COVENANTS:
--------------------------------

Paragraph 6.1                          Tenant's Covenants during the Term             37
Paragraph 6.1.1                        Tenant's Payments                              37
Paragraph 6.1.2                        Repairs and Yielding Up                        37
Paragraph 6.1.3                        Occupancy and Use                              37
Paragraph 6.1.4                        Rules and Regulations                          38
Paragraph 6.1.5                        Compliance with Laws and Safety Appliances     38
Paragraph 6.1.6                        Assignment and Subletting                      39
Paragraph 6.1.7                        Indemnity                                      42
Paragraph 6.1.8                        Tenant's Liability Insurance                   42
Paragraph 6.1.9                        Tenant's Workmen's Compensation Insurance      43
Paragraph 6.1.10                       Landlord's Right of Entry                      43
Paragraph 6.1.11                       Loading                                        43
Paragraph 6.1.12                       Landlord's Costs                               43
Paragraph 6.1.13                       Tenant's Property                              44
Paragraph 6.1.14                       Labor or Materialmen's Liens                   44
Paragraph 6.1.15                       Changes or Additions                           44
Paragraph 6.1.16                       Holdover                                       45
Paragraph 6.1.17                       Hazardous Materials                            46
Paragraph 6.1.18                       Signs                                          47
Paragraph 6.1.19                       Tenant's Authority                             48
Paragraph 6.1.20                       Confidentiality                                48

ARTICLE VII - CASUALTY AND TAKING:
----------------------------------

Paragraph 7.1                          Casualty and Taking                            49
Paragraph 7.2                          Reservation of Award                           52
Paragraph 7.3                          Additional Casualty Provisions                 52

ARTICLE VIII - RIGHTS OF MORTGAGEE:
-----------------------------------

Paragraph 8.1                          Priority of Lease                              53
Paragraph 8.2                          Limitation on Mortgagees Liability             53



Paragraph 8.3                          Mortgagee's Election                           54
Paragraph 8.5                          No Release or Termination                      54
Paragraph 8.6                          Continuing Offer                               55
Paragraph 8.7                          Submittal of Financial Statement               55

ARTICLE IX - DEFAULT:
---------------------

Paragraph 9.1                          Events of Default                              55
Paragraph 9.2                          Tenant's Obligations After Termination         56

ARTICLE X - MISCELLANEOUS:
---------------------------

Paragraph 10.1                         Titles                                         57
Paragraph 10.2                         Notice of Lease                                57
Paragraph 10.3                         Notices from One Party to the Other            57
Paragraph 10.4                         Bind and Inure                                 58
Paragraph 10.5                         No Surrender                                   58
Paragraph 10.6                         No Waiver, etc.                                58
Paragraph 10.7                         No Accord and Satisfaction                     59
Paragraph 10.8                         Cumulative Remedies                            59
Paragraph 10.9                         Partial Invalidity                             59
Paragraph 10.10                        Landlord's Right to Cure                       59
Paragraph 10.11                        Estoppel Certificate                           60
Paragraph 10.12                        Waiver of Subrogation                          60
Paragraph 10.13                        Brokerage                                      61
Paragraph 10.14                        Parking                                        61
Paragraph 10.15                        Security Deposit                               61
Paragraph 10.16                        Entire Agreement                               63
Paragraph 10.17                        Governing Law                                  63
Paragraph 10.18                        Additional Representations                     64

                   Date of Lease Execution:  March 11, 1997


                                 REFERENCE DATA
                                 --------------

1.1  SUBJECTS REFERRED TO:
     --------------------

     Each reference in this Lease to any of the following subjects shall incorporate the data stated for that subject in this Section 1.1.

LANDLORD: Arthur J. Gutierrez and John A. Cataldo, as Trustees of Wayside Realty Trust, u/d/t dated August 31, 1995 and recorded with the Middlesex South Registry of Deeds in Book 25628, Page 331.

MANAGING AGENT:  The Gutierrez Company

LANDLORD'S AND MANAGING AGENT'S ADDRESS:  Burlington Office Park
                                          One Wall Street
                                          Burlington, MA 01803

LANDLORD'S REPRESENTATIVE:                John A. Cataldo

LANDLORD'S CONSTRUCTION REPRESENTATIVES: Arturo J. Gutierrez, John A. Cataldo or P. Agustin Rios

TENANT:  Open Market, Inc.

TENANT'S ADDRESS (FOR NOTICE & BILLING):  Prior to Term Commencement Date:
                                          245 First Street
                                          Cambridge, MA  02142

                                          After Term Commencement Date:
                                          One Wayside Road
                                          Burlington, MA  01803

TENANT'S REPRESENTATIVE:  Chief Financial Officer and General Counsel

TENANT'S CONSTRUCTION REPRESENTATIVES: Robert Keeley, Mark Margulies or Susan Burton

BUILDING: Four (4) story building consisting of 120,268 square feet to be constructed upon the northwest corner of the lot identified as Lot A on Exhibit A attached hereto (the "Lot") in accordance with the final Landlord's Plans and Tenant's Plans (as defined in Article III hereof, and any replacements thereof) and any alterations and additions thereto, including the Tenant's Work (as hereinafter defined), and including any expansion pursuant to Exhibit R. The legal description of the Lot is attached hereto as Exhibit A-1.

RENTABLE FLOOR AREA OF TENANT'S SPACE: 120,268 square feet, as further described in Exhibit A

TOTAL RENTABLE FLOOR AREA OF THE BUILDING: 120,268 square feet, and as may be expanded pursuant to Exhibit R.

SCHEDULED TENANT'S DESIGN COMPLETION DATE: June 1, 1997, subject to the provisions of Section 3.1

SCHEDULED TERM COMMENCEMENT DATE:  February 1, 1998

OUTSIDE DELIVERY DATE:  Per Section 3.2

TERM EXPIRATION DATE: Twelve (12) years following the Term Commencement Date determined in accordance with Section 3.2, subject to extension in accordance with Exhibit F.

TERM:  Twelve (12) years, subject to extension in accordance with Exhibit F.

FIXED RENT:  Years 1-5:  $2,585,762.00/Year; $215,480.17/Month ($21.50/RSF)
             Years 6-10:  $2,718,056.80/Year; $226,504.73/Month ($22.60/RSF)
             Years 11-12:  $2,916,499.00/Year; $243,041.58/Month ($24.25/RSF)

ANNUAL ESTIMATED OPERATING COSTS:  $902,010.00/Year; $75,167.50/Month
($7.50/RSF)
(Including Real Estate Taxes)

ESTIMATED COST OF ELECTRICAL SERVICE TO TENANT'S SPACE
(Excluded from Fixed Rent):  See Exhibit D, Paragraph VII

FIRST FISCAL YEAR FOR TENANT'S PAYING OPERATING COSTS ESCALATION YEAR ENDING:
December 31, first occurring twelve (12) months after the Term Commencement
Date.

SECURITY DEPOSIT:  Per Section 10.15

PERMITTED USES: General office, research and development and such other uses that are ancillary and accessory thereto.

REAL ESTATE BROKERS:  Avalon Partners, Inc. and Meredith & Grew, Incorporated

PUBLIC LIABILITY INSURANCE:  BODILY INJURY AND PROPERTY DAMAGE
EACH OCCURRENCE:             $1,000,000.00
AGGREGATE:                   $2,000,000.00

SPECIAL PROVISIONS:  Option to Extend:  Per Exhibit F
                     Market Rent:  Per Exhibit P
                     Right of First Refusal:  Per Exhibit Q
                     Expansion Option:  Per Exhibit R
                     Parking:  Per Section 10.14
                     Security Deposit:  Per Section 10.15
                     Entire Agreement:  Per Section 10.16
                     Governing Law:  Per Section 10.17

1.2  EXHIBITS
     --------

     The Exhibits listed below in this Section are incorporated in this Lease by reference and are to be construed as part of this Lease:

     EXHIBIT A      Plans Showing Tenant's Space, the Lot and the Park
                    (including an interim site plan for Phase I of the Park)
     EXHIBIT A-1    Legal Description of the Lot
     EXHIBIT A-2    Copy of Deed to Landlord
     EXHIBIT B      Landlord's Plans and Specifications
     EXHIBIT C-1    Form of Certificate of Substantial Completion
     EXHIBIT C-2    Form of Certificate of Final Completion
     EXHIBIT D      Landlord's Services
     EXHIBIT E      Rules and Regulations
     EXHIBIT F      Option to Extend
     EXHIBIT G      Tenant Estoppel Certificate
     EXHIBIT H-1    Tenant Sign Specification - As of Right
     EXHIBIT H-2    Tenant Sign Specification
     EXHIBIT I      Park Covenants
     EXHIBIT J      Non-Disturbance, Attornment and Subordination Agreement
     EXHIBIT K      Form of Work Change Order
     EXHIBIT L      Definition of Cost of the Work
     EXHIBIT M      Intentionally Deleted
     EXHIBIT N      Proposed Expanded Building Footprint and Site Plan
     EXHIBIT O      Security Deposit
     EXHIBIT P      Definition of Market Rent
     EXHIBIT Q      Right of First Refusal
     EXHIBIT R      Expansion Option
     EXHIBIT S      Schedule
     EXHIBIT T      Form of Notice of Lease
     EXHIBIT U      Exclusive Office Area and Additional Expansion Area

                                  ARTICLE II
                               PREMISES AND TERM

2.1    PREMISES
       --------

       Subject to and with the benefit of the provisions of this Lease, Landlord hereby leases to Tenant and Tenant leases from Landlord, the Total Rentable Floor Area of Tenant's Space in the Building (hereinafter, the "Tenant's Space"), as the same may be expanded pursuant to Exhibit R, together with the appurtenances described below and in Section 10.14 of this Lease. Tenant's Space as the same may be expanded pursuant to Exhibit R, with such appurtenances, is hereinafter collectively referred to as "the Premises".

       Tenant shall have, as appurtenant to the Premises, the right to use in common with other tenants of the Building the areas shown on the Plan as "Building Parking Area", all subject to and as further provided in Section 10.14 hereof.

       Tenant shall have, as appurtenant to the Premises, the right to use in common with others entitled thereto, subject to reasonable rules of general applicability to tenants and owners of other lots in the park shown on the Plan of the Park attached hereto as Exhibit A (the "Park") from time to time made by Landlord in accordance with Section 6.1.4 of which Tenant is given written notice: (a) the common areas now or hereafter located at the Park (the "Common Areas"), including, without limitation, the Common Areas shown on the Plan of the Park attached hereto as Exhibit A, as such Common Areas may be amended or modified by Landlord from time to time during the Term hereof, it being understood and agreed that any amendments or modifications materially affecting the Lot, or otherwise materially interfering with Tenant's use and operation of its business thereon, shall require Tenant's prior written approval, which such approval shall not be unreasonably withheld or delayed and shall be deemed granted in the event that Tenant fails to respond within ten (10) days of Landlord's written request for approval therefor; (b) all rights to access, all service areas, drainage of surface water runoff, including, without limitation, storm drainage systems and detention areas, (c) all grades, driveways, roadways, sidewalks and footways, lighting systems and traffic flow patterns, (d) all parking areas designated as common or visitors parking areas for use of the entire Park, if any, (e) all rights appurtenant to the Lot and the Building created in or conveyed by the deed to Landlord attached hereto as Exhibit A-2,
(f) all means of access to and from the Building to the Common Areas, including, without limitation, all sidewalks, roads, driveways and the like, and (g) all utility lines, electricity, water and sewage disposal.

2.2    TERM
       ----

       To have and to hold for a period (the "Term") commencing on the Term Commencement Date determined in accordance with Section 3.2, (which said date is at times being hereafter referred to as the "Commencement Date") and continuing until the Term Expiration Date, unless sooner terminated as provided in Section 2.2.1, 3.2 or 7.1 or in Article IX, or unless extended pursuant to Exhibit F.

2.2.1  EARLY TERMINATION OPTION
       ------------------------

       In the event that Landlord has not obtained and delivered to Tenant copies of the building permit and any other governmental permits and approvals required for the commencement of construction of the Building, the Building Parking Area and the Common Areas of the Park (as hereinafter defined), in accordance with and as set forth in the Landlord's Plans and the other requirements of this Lease, then Tenant shall have the right, by written notice to Landlord, to terminate this Lease on or at any time within ten (10) days after the second (2/nd/) day of June, 1997 (the "Early Termination Date"). Such termination right may be exercised on or within ten (10) days after June 2, 1997, prior to Landlord having obtained and delivered copies of all such permits and approvals to Tenant. In the event that Tenant so exercises its termination right in accordance with the terms hereof, (i) Landlord shall reimburse Tenant for all third party out-of-pocket costs and expenses, including architectural fees, engineering fees and other associated costs and expenses in connection with its obligations as Tenant under this Lease, but excluding attorneys' fees and disbursements and excluding costs and expenses for which no invoices or other reasonable documentation is available and (ii) all future obligations of the parties hereto shall cease and this Lease shall be null and void and of no further force or effect, except such obligations as are, by the terms hereof, expressly intended to survive the earlier termination of this Lease.

       If Landlord does not obtain and deliver all such permits and approvals before June 2, 1997, but, prior to Tenant exercising its right to terminate this Lease on account thereof, Landlord does obtain and deliver to Tenant copies of all such permits and approvals as aforesaid, or if Landlord has not received written notice by Tenant exercising its option to terminate hereunder on or before the Early Termination Date as aforesaid, then Tenant shall be deemed to have waived its right to terminate this Lease as hereinabove provided, whereupon the terms and provisions of this Section 2.2.1 shall become void and of no further force or effect.

                                  ARTICLE III
                                 CONSTRUCTION


3.1    INITIAL CONSTRUCTION.
       --------------------

       Landlord shall fully construct the base Building in accordance with the construction drawings and outline specifications dated November 8, 1996 (collectively the "Landlord's Plans") which have been prepared by the Landlord, at Landlord's cost and expense, and have been approved by Landlord and Tenant.
A complete set of the Landlord's Plans and specifications are attached hereto as Exhibit "B" (all of such work set forth in the Landlord's Plans being hereinafter collectively referred to as the "Landlord's Work"). Landlord and Tenant hereby acknowledge and agree that, except as otherwise set forth herein, no amendments, modifications or changes shall be made to the Landlord's Plans without Tenant's prior written approval in each instance, which such approval shall not be unreasonably withheld or delayed; provided, however no such prior approval of Tenant shall be required if the proposed amendments, modifications or changes are, in Landlord's reasonable opinion, (i) non-material in nature,
(ii) replaced by substantially equivalent or better items, and (iii) do not adversely affect Tenant's Space. Without limiting the foregoing, Landlord shall exercise reasonable efforts to provide Tenant with prior written notice of all proposed amendments, modifications or changes to the Landlord's Plans. The parties hereby further agree that, except as requested by Tenant pursuant to a Change Order (as hereinafter provided), Tenant shall not incur any additional cost or expense or Tenant's Delay (as hereinafter defined) in connection with any such amendments, modifications or changes to the Landlord's Plans requested by Landlord prior to the final approval of Tenant's Plans by Landlord and Tenant hereunder.

       A complete set of construction plans and specifications for Tenant's
Work (as hereinafter defined) shall be prepared by Tenant's Architect, which such Architect shall be Margulies and Associates, or such other architect as has been approved by Landlord as hereinbelow provided (collectively, the "Tenant's Plans"). The Tenant's Plans shall be furnished to Landlord as herein provided. Landlord and Tenant hereby acknowledge and agree that Tenant has selected Margulies and Associates to be Tenant's Architect for preparation of Tenant's Plans, and the costs of services of such Tenant's Architect shall be borne by Tenant. Landlord and Tenant hereby further agree that Tenant shall be solely responsible for coordinating with Tenant's Architect for the timely preparation of Tenant's Plans in accordance with the terms and provisions of this Section
3.1. Attached as Exhibit "S" is a Schedule (the "Schedule") setting forth the respective dates by which Landlord and Tenant anticipate that (i) Tenant's Plans shall have been delivered to and approved by Landlord and (ii) certain portions of Landlord's Work and Tenant's Work shall be substantially completed. The parties agree to cooperate with each other and to exercise reasonable efforts to complete the tasks described in the Schedule by the respective dates set forth therein, Landlord and Tenant hereby further agreeing that, unless otherwise expressly set forth herein, failure to meet any of such dates on the Schedule shall not constitute a default or a delay of any type hereunder.

       Tenant shall deliver the Tenant's Plans to the Landlord by not later than June 1, 1997 (the "Scheduled Tenant's Design Completion Date"); provided, however that (i) Tenant furnishes to Landlord by not later than March 15, 1997 any such information to be contained in the Tenant's Plans that affects Landlord's Work, and (ii) Tenant furnishes to Landlord by not later than May 1, 1997 a list of "long lead items", including specifications thereto, for those certain portions of Tenant's Work as determined by Landlord and Tenant prior to such time. Tenant shall permit Landlord to review and provide input during the preparation of Tenant's Plans. Upon receipt, Landlord shall have five (5) business days to comment upon the Tenant's Plans. Landlord and Tenant shall use reasonable efforts to reach agreement on the Tenant's Plans within ten (10) days of Tenant's receipt of Landlord's comments thereto. In reaching such agreement, Landlord and Tenant shall each approve portions of Tenant's Plans that are acceptable and shall note their respective objections to the portions that are unacceptable to each of them so as to enable Landlord to continue construction and order materials in a timely manner. In connection with Landlord's review of the Tenant's Plans, or if Tenant fails to deliver Tenant's Plans (or any modifications thereto) by the date set forth above, Landlord may require by prompt written notice to Tenant (i) modifications in Tenant's Plans if Tenant's Plans are not compatible with Landlord's Plans, and/or (ii) an adjustment in the Outside Delivery Date (such adjustment to be determined by Landlord in its reasonable judgment). Landlord's notice to Tenant shall include reasonable detail describing the cause of the adjustment and/or the extent of the incompatibility with specificity. All revisions and modifications to the Tenant's Plans shall be made promptly by Tenant and revised sets of Tenant's Plans shall be forthwith furnished to Landlord upon Tenant's receipt thereof.
In the event that Landlord does not respond to Tenant's written request for such approval of Tenant's Plans within ten (10) business days of the date of such request from Tenant, Landlord's approval shall be deemed given. Landlord and Tenant hereby further agree to acknowledge in writing when final approval by Landlord and Tenant of Tenant's Plans has occurred.

Landlord shall have fifteen (15) days after final approval of Tenant's Plans and Landlord's receipt of final and complete sets of approved Tenant's Plans, which such final approval has been acknowledged in writing by Landlord and Tenant as aforesaid, to price the cost of Tenant's Work (as hereinafter defined) in accordance with the last paragraph of Section 3.1.1.

       Landlord and Tenant shall cooperate during the above time periods so that each party makes the other aware of their progress with respect to the foregoing plans, selections and pricing, as well as timing, availability or cost constraints of Tenant's selections or specifications and proposed alternates.

       Landlord shall cause the Premises to be completed in accordance with Landlord's Plans and Tenant's Plans, all of such work to be performed by Landlord's general contractor, Gutierrez Construction Co., Inc. After final approval of Landlord's Plans and Tenant's Plans by Landlord and Tenant, the Tenant may request changes to Landlord's Work or Tenant's Work (as applicable) by altering, adding to, or deducting from Landlord's Work or Tenant's Work (as applicable) as set forth in the agreed form of Landlord's Plans or Tenant's Plans, as applicable (each such requested change, if not withdrawn by Tenant in accordance with the procedure set forth below, is referenced to herein as a "Change Order"). A Change Order requested by Tenant in Landlord's Work (or in Tenant's Work as such term is defined in Section 3.1.1 hereof) which affects Landlord's Work may also necessitate an adjustment in the Outside Delivery Date (as defined in Section 3.2 hereof) and may result in Tenant Alteration Delay Days (as hereinafter defined), in accordance with and subject to the terms and conditions set forth below. Within six (6) days after receipt of a Change Order requested by Tenant (or within fourteen (14) days after receipt of a Change Order requested by Tenant if such additional time is reasonably necessary for Landlord to determine any Additional Cost (as hereinafter defined) resulting therefrom), Landlord shall notify Tenant (each, a "Landlord's Change Order Notice"), in writing, as to whether such requested Change Order (i) may result in Tenant Alteration Delay Days, and therefore an adjustment in the Outside Delivery Date and/or (ii) may result in Additional Cost. Each such Landlord's Change Order Notice shall specify the Tenant Alteration Delay Days (including the adjustment in the Outside Delivery Date) and the Additional Cost which may result from the requested Change Order. Within not more than four (4) business days after receipt of Landlord's Change Order Notice, Tenant may elect either
(i) to withdraw the requested Change Order (in which event there shall be no Tenant Alteration Delay Days (and thus no adjustment in the Outside Delivery
Date) or any Additional Cost on account thereof, except if (x) Landlord provides Tenant with prompt written notice upon Tenant's election to withdraw the requested Change Order that such Change Order requested by Tenant has caused a delay in the Term Commencement Date, despite having withdrawn the requested Change Order, and therefore a Tenant Alteration Delay Day(s) resulted (and therefore an adjustment in the Outside Delivery Date is necessitated), as so specified in Landlord's notice to Tenant and (y) such Change Order requested by Tenant relates to a "long lead item" as referenced above in this Section 3.1), or (ii) to maintain the request for the Change Order, and in such event, the Tenant Alteration Delay Day(s) (including the adjustment in the Outside Delivery
Date) and the Additional Cost shall be calculated as set forth in Landlord's Change Order Notice. Landlord agrees to use reasonable efforts to notify Tenant, simultaneously or forthwith upon submittal of a Change Order by Tenant, if Landlord has knowledge or a reasonable basis to believe that a Tenant Alteration Delay Day(s) will likely result if such Change Order is processed, regardless of whether or not it may be withdrawn by Tenant as permitted hereunder. In connection with any such Change Orders requested by Tenant, Tenant shall not be obligated to pay any amounts in excess of the Additional Cost specified in Landlord's Change Order Notice. As used herein, "Additional Cost" shall mean the cost specified in Landlord's Change Order Notice. As used herein, "Net Additional Cost of Landlord's Work" shall mean the aggregate of all Additional Costs specified in Landlord's Change Order Notices with respect to Change Orders which are not withdrawn by Tenant as aforesaid, less any appropriate credits for any Landlord's Work deleted. The Net Additional Cost of Landlord's Work shall be due and payable to Landlord in the manner provided for in Section 3.1.1 hereof.

       In the event that Tenant requests a Change Order which would, due to materials or equipment having long delivery times or due to resulting sequencing delays, and notwithstanding Landlord's diligent efforts, result in a delay in the Term Commencement Date, as indicated in Landlord's Change Order Notice as aforesaid, if Tenant fails to withdraw the requested Change Order with said four
(4) business days after receipt of Landlord's Change Order Notice as aforesaid, then Tenant shall be deemed to have agreed that it will pay Fixed Rent (as hereinafter provided in Section 4.1) and additional rent hereunder for a number of days equal to the actual number of days (the "Tenant Alteration Delay Days") as certified by Landlord in the Landlord's Change Order Notice, by which the Term Commencement Date would be delayed by such alterations or additions, giving due consideration to Landlord's obligation to use diligent efforts to accelerate construction to make up for lost time due to delays.

       All Tenant improvements, changes and additions shall be part of the Premises (and shall remain therein at the end of the Term), except for Tenant's business fixtures, equipment and personal property (which such personal property shall include without limitation, demountable partitions, equipment and telephone or computer systems), all of which fixtures, equipment and personal property shall remain the property of the Tenant and shall be removed at the expiration of the Term; and, such other items shall be removed or left as the Landlord and Tenant agree in writing at the time of Landlord's approval of the plans and specifications therefor. Tenant agrees to repair, at its sole cost and expense, any damage to the Premises caused by any such removal by Tenant in accordance with this paragraph.

3.1.1. TENANT'S WORK.
       -------------

       So long as Landlord has approved Tenant's Plans in writing, as hereinabove referenced, Landlord and Tenant agree that Landlord's general contractor will construct the tenant improvements set forth on the Tenant's Plans (hereinafter ''Tenant's Work'') with respect to the Premises at cost (as hereinafter defined), plus an amount for overhead and general conditions of five and one-half percent (5.50%) of such cost, plus a Landlord's contractors fee of six percent (6%) of such aggregate cost (i.e. cost plus overhead and general conditions). In order to provide for payment by Tenant of the cost of Tenant's Work and any Change Orders provided for hereunder, including but not limited to the Net Additional Cost of Landlord's Work and any Additional Cost due to Change Orders in Tenant's Work as aforesaid, Tenant expressly covenants with Landlord that Tenant agrees to pay Landlord, or its contractor, as the case may be, within ten (10) business days of receipt of each of Landlord's monthly requisitions therefor, the amount of such requisition for Tenant's Work and/or Change Orders, including without limitation the Net Additional Cost of Landlord's Work, performed in the Premises for the preceding month based on a percentage of completion basis, subject, however, to retainage as follows: (i) until such time as the Landlord's Work and Tenant's Work has been fifty percent (50%) completed, retainage in the amount of ten percent (10%) of each requested requisition, shall be deducted therefrom; and (ii) from and after that certain date on which Landlord's architect certifies to Tenant that Landlord's Work and Tenant's Work has been fifty percent (50%) completed, retainage in the amount of five percent (5%) of each requested requisition shall be deducted therefrom. All of such retainage shall be paid by Tenant to Landlord upon Substantial Completion (as hereinafter defined) of the Landlord's Work and the Tenant's Work, subject, however, to retainage in the amount of two hundred fifty percent (250%) of the estimated cost of completion of the Punch List Work (as hereinafter defined), which such cost shall be reasonably estimated by Landlord. Such retainage for the Punch List Work shall be paid by Tenant upon completion of the Punch List Work and receipt by Tenant of the Certificate of Final Completion (as hereinafter defined). Each requisition shall include copies of all subcontractor's and supplier's applications for payment and satisfactory evidence of payment of all previous invoices submitted by subcontractors and suppliers. In addition, Landlord's architect shall certify that the subject work specified in each of such monthly requisitions has been substantially completed, and a copy of such certification shall accompany each requisition furnished to Tenant hereunder. In no event shall any of such costs due and payable hereunder remain unpaid by Tenant as of the Term Commencement Date, except for any such retainage for Punch List Work as aforesaid.

       For purposes hereof, the cost of the Net Additional Cost of Landlord's Work and the Tenant's Work performed by Landlord's contractor shall be the aggregate of all Additional Costs specified in Landlord's Change Order Notices, excepting only with respect to Change Orders which are withdrawn by Tenant in accordance with the foregoing provisions. Landlord and Tenant further agree that the certification of cost by Gutierrez Construction Co., Inc. shall be based on the definition of cost as more particularly set forth in Exhibit L hereto. Any changes to the Tenant's Plans after the approval of the Tenant's Plans (and any changes to Landlord's Plans after the approval thereof as set forth in Section
3.1 above) shall be in accordance with the form of Work Change Order attached hereto as Exhibit K. As set forth above, within twenty-one (21) days after approval of Tenant's Plans, Landlord shall provide Tenant with construction cost estimates based on Tenant's Plans, including a breakdown by line-item and category (Landlord and Tenant agreeing, however, that in the case of items costing less than one thousand dollars ($1,000.00), then such breakdown shall be provided only if requested by Tenant), the name of the subcontractor, if available, and the work and/or materials to be provided.

       Unless otherwise mutually agreed upon by Landlord and Tenant, in the pricing of the cost of Tenant's Work (specifically excluding Landlord's Work hereunder), Landlord agrees to obtain three (3) qualified bids from subcontractors selected from a master list of subcontractors mutually prepared and agreed upon by Landlord and Tenant prior to the soliciting of bids for any item of Tenant's Work exceeding twenty-five thousand dollars ($25,000.00). The subcontractor selected for the performance of the work shall be the subcontractor with the lowest bid price; provided, however, that if Landlord, in its reasonable judgment, determines that due to changed conditions (such as increased work commitments on the part of the respective subcontractor, or other pertinent factors) the selection of such low bidder could result in Subcontractor Delay Days (as hereinafter defined), then Landlord shall provide written notice (a "Landlord's Subcontractor Notice") thereof to Tenant, which notice shall identify the low bidder and next lowest bidder and indicate the number of Subcontractor Delay Day(s) that would result from selection of the low bidder (giving due consideration of Landlord's obligations to use diligent efforts to accelerate construction to make up for lost time to delays). Tenant shall have four (4) business days upon receipt of such Landlord's Subcontractor Notice to notify Landlord that either (i) Landlord should proceed with the original low bidder (in which event the Outside Delivery Date shall be extended for the number of days equal to the number of Subcontractor Delay Days indicated in Landlord's Subcontractor Notice), or (ii) Landlord's selection of the next lowest bidder is acceptable to Tenant (in which event the Outside Delivery Date shall not be extended) Failure by Tenant to respond within said four (4) day period shall be deemed to constitute acceptance by Tenant of Landlord's selection of the next lowest bidder. Landlord agrees to use reasonable efforts to notify Tenant, simultaneously or forthwith upon Tenant's notification to Landlord as to its election set forth in (i) and (ii) above, if

Landlord has knowledge or a reasonable basis to believe that a Subcontractor Delay Day(s) will likely result due to Landlord's notification requirements hereunder, regardless of whether or not Tenant elects to proceed with the original lowest bidder or not.

       Upon completion of Landlord's pricing of Tenant's Work as aforesaid, Landlord shall prepare and submit to Tenant a line-item budget for the Tenant's Work, which budget shall include without limitation, Landlord's contractors fee. Within not more than five (5) business days after receipt thereof, Tenant shall comment upon the proposed budget and may request that Landlord rebid certain portions of Tenant's Work, and thereafter, Landlord and Tenant shall use reasonable good faith efforts to reach an agreement on the budget as soon as thereafter as possible (after approval by both Landlord and Tenant, the "Approved Budget"). In connection therewith, if Tenant requests that Landlord rebid certain portions of Tenant's Work, (i) Landlord and Tenant shall each approve those line items of the proposed budget that are acceptable and shall note their respective objections to those line items that are unacceptable to each of them, and, if necessary due to Tenant's request to rebid certain portions of Tenant's Work, and (ii) Landlord may require an adjustment in the Outside Delivery Date (as hereinafter defined) equal to the actual number of days (the "Repricing Delay Days") as certified by Landlord and its architect that, despite Landlord's diligent efforts, the Scheduled Term Commencement Date was delayed by such Tenant's request that Landlord rebid certain portions of Tenant's Work. In addition, if Tenant requests that Landlord rebid certain portions of Tenant's Work, within thirty (30) days upon receipt of an invoice therefor (but in no event later than the Term Commencement Date), Tenant shall reimburse Landlord for all third party out-of-pocket costs and expenses, including architectural fees, engineering fees and other reasonable costs and expenses incurred by Landlord in connection with any such repricing of the Tenant's Work prior to the establishment of an Approved Budget. Such costs and expenses due from Tenant to Landlord hereunder shall exclude costs and expenses for which no invoices or other reasonable documentation is available.

       Upon Tenant's request, Landlord shall provide Tenant with copies of all bids, all final subcontracts with each subcontractor, invoices for materials and subcontractors' applications for payment. Tenant shall have the right to audit the cost of the Tenant's Work in the manner set forth in Section 5.2 of this Lease during construction of the Tenant's Work. In the event Tenant is unsatisfied with the costs of Tenant's Work (or any portion thereof) upon receipt of such work, or in the event Tenant is not satisfied with the subcontractor bids obtained by Landlord, then Tenant may, within ten (10) business days of receipt of such cost price or subcontractor bids from Landlord, elect to request Change Orders to Tenant's Plans, whereupon the Landlord shall solicit new bids and reprice the cost of Tenant's Work (or any portion thereof) in accordance with the preceding provisions, and Tenant shall be subject to any resulting days of Tenant's Delay and Additional Cost incurred in connection therewith as aforesaid. Tenant shall also have the right to audit the cost of the Tenant's Work within ninety (90) days following the final completion thereof, however, such audit shall be limited to confirm that Landlord has paid and has received appropriate lien waivers from all subcontractors in accordance with the Approved Budget, and any Change Orders requested by and not withdrawn by Tenant hereunder.

       Upon commencement of the Tenant's Work, Landlord and Tenant hereby further agree, each acting reasonably and in good faith, to attend and participate in weekly construction meetings with Landlord's general contractor's construction manager(s) during such construction process.

3.1.2. TENANT'S CONSTRUCTION WORK.
       --------------------------

       Tenant agrees that any construction included in Tenant's Plans which Tenant specifies to be done by itself or its contractors (hereinafter referred to as "Tenant's Construction Work"), which shall include Tenant's installation of furnishings and furniture and later change or additions, shall be completed by and coordinated with any work being performed by Landlord in such manner as to maintain harmonious labor relations and not materially damage the Premises or Lot or materially interfere with the operation of the Building or with any of Landlord's construction work hereunder, including but not limited to the construction of the Landlord's Work and Tenant's Work. Tenant (including its contractors, agents or employees) shall have access to the Premises and may perform Tenant's Construction Work on the Premises prior to the Scheduled Term Commencement Date and prior to the commencement of the Term so as to prepare the Premises for occupancy by Tenant, provided that (i) Tenant's contractors, agents or employees work in a harmonious labor relationship with Landlord's general contractor, (ii) reasonable prior written notice is given to Landlord's general contractor specifying the work to be done, and (iii) no work, as reasonably determined by Landlord, shall be done or fixtures or equipment installed by Tenant in such manner as to materially interfere with the completion of Landlord's Work and the Tenant's Work being done by or for Landlord on the Premises. During the period of preoccupancy of the Premises by Tenant in connection with Tenant's Construction Work prior to the commencement of the Term, no Fixed Rent or additional rent or other charges shall accrue or be payable, but otherwise such preoccupancy shall be subject to all the terms, covenants and conditions contained in this Lease.

3.2. PREPARATION OF PREMISES FOR OCCUPANCY.
     -------------------------------------

     Landlord shall perform the construction work set forth in the Landlord's Plans and the Tenant's Plans, and, therefore, Landlord agrees to use diligent efforts to have the Premises ready for occupancy on the Scheduled Term Commencement Date.

     Landlord and Tenant agree that time is of the essence, and Landlord agrees to use diligent efforts to accelerate construction to make up for time lost due to any delay. Unless sooner terminated by Tenant pursuant to the provisions of
Section 2.2.1 or this Section 3.2, the Term of this Lease shall commence on the date the Premises are deemed ready for occupancy as set forth below (the "Term Commencement Date").

     The Premises shall be deemed "ready for occupancy" on the earlier of:

     a. the date on which Tenant occupies all of the Premises for the Permitted Uses; or

     b. the date on which the construction of all of the Landlord's Work and the Tenant's Work is Substantially Completed, as defined below, and Landlord has delivered to Tenant copies of all permits and approvals (the "Permits") required to be obtained from any governmental agency either in connection with the construction of the Building or the Park, or any part thereof, or prior to occupancy of the Premises by Tenant, including, without limitation, a permanent certificate of occupancy from the Town of Burlington or a temporary certificate of occupancy from the Town of Burlington which allows Tenant to use and occupy the Premises, including in all cases use of the elevator(s), and which temporary certificate of occupancy is not conditional on the performance of any work other than the Punch List Work as defined below, except that such Permits shall not be required as a condition of Substantial Completion if Landlord is unable to secure the same due solely to Tenant's failure to complete Tenant's Construction Work as specified in Section 3.1.2 above, if applicable (which such date, subject to additional terms and provisions of this Section 3.2, shall hereinafter be referred to as the date of "Substantial Completion" or which such work shall hereinafter be referred to as "Substantially Completed"). Notwithstanding any provisions contained herein to the contrary, in no event shall the Landlord's Work and the Tenant's Work be deemed to be Substantially Completed unless and until all of the following conditions precedent have been satisfied, except as may be necessary for completion of the Punch List Work (as hereinafter defined) to be completed by Landlord as hereinafter provided: (i) the Tenant shall have received copies of all Permits, which such Permits shall not materially interfere with the use of the Premises and the Common Areas by the Tenant or the operation of its business therein, except if such Permit(s) are unable to be obtained due solely to Tenant's failure to complete Tenant's Construction Work as aforesaid; (ii) the Premises have been permanently connected with all necessary utility lines, water and sewer systems, and plumbing facilities, all in accordance with the requirements set forth in the Landlord's Plans and the Tenant's Plans; (iii) the roof, all exterior walls, and all finished floors shall have been completed and sealed; (iv) all heating, air conditioning, ventilating, lighting, sprinkler and plumbing fixtures and equipment, piping, wiring, duct work and other facilities required pursuant to the Landlord's Plans and the Tenant's Plans shall have been installed and fully operational; (v) all elevators within the Building shall have been installed and be fully operational, and all elevator permits, inspection approvals and certificates required for the operation thereof shall have been obtained and issued; (vi) all interior and exterior painting in the Building shall have been completed, except as may be necessary for completion of the Punch List Work as aforesaid; (vii) all site improvements included as part of Landlord's Work shall have been fully completed, including all access drives and parking areas, curb cuts, the entrance walls at the entrance of the Park and visitor and handicap parking signage as shown on the Landlord's Plans, and such other site work shown on the Landlord's Plans, except for such site work (i.e. final paving and landscaping) which cannot be completed by Landlord because of the weather and shall be a part of the Punch List Work as aforesaid; (viii) all debris and construction materials and equipment located within the Building and the Building Parking Area shall have been removed by Landlord, except as may be necessary for completion of the Punch List Work as aforesaid; (ix) all necessary permits and approvals for Tenant's signage on the Building in accordance with the plans shown on Exhibit H-1 attached hereto, the approvals for which Landlord shall obtain, on Tenant's behalf, pursuant to and subject to Section 6.18 hereof; and (x) the Premises shall be in a so-called "turn-key" condition, in conformance with the Landlord's Plans and the Tenant's Plans. In any event, notwithstanding the achievement of Substantial Completion, all Punch List Work shall be completed by no later than thirty (30) days after the date of Substantial Completion, except as hereinafter provided.

       An AIA Certificate of Substantial Completion by the Landlord's architect (which such Certificate shall be in the form attached hereto as Exhibit C-1) shall evidence the Landlord's determination that it has performed all such obligations, except for completing the landscaping work and completing the final paving course, and minor items stated in such Certificate to be incomplete or not in conformity with such requirements, or will not materially interfere with Tenant's use or occupancy of the Premises and all of which work shall be identified and specified in the Certificate of Substantial Completion (collectively such landscaping work, finish paving course work and minor items are referred to herein as the "Punch List Work") shall be promptly completed. Tenant shall have the right within fifteen (15) days after Tenant's receipt of said Certificate of Substantial Completion to notify Landlord of its disagreement with said Certificate and to identify additional items of Punch List Work, all of which shall be completed by Landlord within thirty (30) days after notice thereof from Tenant.

     If weather materially and adversely interferes with Landlord's ability to finish the final course of paving and outside work or such other Punch List Work, which such work does not materially interfere with Tenant's occupancy, and the operation of Tenant's business therein, said work can be completed by Landlord reasonably thereafter, so long as such delay does not and will not interfere with or prevent Tenant from obtaining a certificate of occupancy upon completion of all other work herein described.

     After Landlord has completed all Landlord's Work and Tenant's Work, including all Punch List Work, Landlord's architect shall forward to Tenant its Certificate of Final Completion, such Certificate to be in the form attached hereto as Exhibit C-2, whereupon the retainage in excess of fifty thousand dollars ($50,000.00) for any Punch List Work completed by Landlord shall be paid forthwith by Tenant to Landlord. Upon receipt of the Certificate of Final Completion and the final unconditional certificate of occupancy from the Town of Burlington, the balance of the retainage, specifically the fifty thousand dollars ($50,000.00), shall be paid forthwith by Tenant to Landlord; provided, however, that Tenant shall pay said fifty thousand dollar ($50,000.00) retainage to Landlord upon receipt of a Certificate of Final Completion in the event that such final unconditional certificate of occupancy cannot be obtained by Landlord solely and exclusively because of Tenant's failure to complete the Tenant's Construction Work hereunder. In addition, within sixty (60) days after completion of all such work, including all Tenant's Construction Work by Tenant, Landlord shall forward to Tenant a final certificate of occupancy from the Town of Burlington.

     The phrase "Tenant's Delay" shall mean the aggregate number of days (excluding any days of delay caused by or resulting from Force Majeure) equal to the actual number of days that, notwithstanding its diligent and good faith efforts to complete construction by the Scheduled Term Commencement Date, the Landlord is delayed in completing its construction by the Scheduled Term Commencement Date due solely to (i) the failure of the Tenant to deliver the Tenant's Plans (or modifications thereto) to Landlord on the dates established pursuant to Section 3.1 hereof, or (ii) a delay caused by Tenant performing the Tenant's Construction Work pursuant to Section 3.1.2 hereof, or (iii) the number of Subcontractor Delay Days pursuant to Section 3.1.1 hereof, or (iv) a delay or stoppage requested in writing by Tenant, or (v) the number of Tenant Alteration Delay Days resulting from Change Orders requested by Tenant pursuant to Section
3.1 hereof and not withdrawn by Tenant (except as otherwise provided in said
Section 3.1), or (vi) the number of Repricing Delay Day(s) pursuant to Section
3.1 hereof, then the Term Commencement Date shall be deemed to have occurred on the date, as certified by Landlord and its architect, that Substantial Completion would have occurred had there not occurred such Tenant's Delay, calculated by determining the number of days of Tenant's Delay as aforesaid, giving consideration to Landlord's obligation under the second paragraph of this Section 3.2 to accelerate to make up for time lost due to any delays. Landlord agrees to promptly provide Tenant with written notice of such Tenant's Delay within fifteen (15) days of the occurrence of such Tenant's Delay, such notice to include reasonable detail describing the cause of the delay as certified by Landlord's architect.

       Notwithstanding the foregoing provisions, if the Premises are not deemed ready for occupancy on or before the Outside Delivery Date (as defined below) for whatever reason, Tenant may elect (i) to cancel this Lease at any time thereafter while the Premises are not deemed ready for occupancy by giving notice to Landlord of such cancellation which shall be effective ten (10) days after such notice, unless within such ten (10) day period Landlord delivers the Premises ready for occupancy as defined herein, in which event such notice of cancellation shall be rendered null and void and of no further force or effect, or (ii) to enforce Landlord's covenants to construct the Premises in accordance with the terms of this Lease. In the event Tenant elects to enforce Landlord's agreement to construct the Premises in accordance with this Lease, Tenant shall also have the right to terminate this Lease if Landlord fails to complete the Premises within the period of time set by any court of competent jurisdiction for such work to be completed, or within such additional period of time from the date of Landlord's default as may be mutually agreed to by Landlord and Tenant. Notwithstanding any provision of this Lease to the contrary, in the event that Tenant elects not to cancel this Lease pursuant to (i) above and the Premises are not deemed ready for occupancy within thirty (30) days of the Outside Delivery Date (as such date may be extended hereunder), then Tenant may elect to receive from Landlord as liquidated damages an abatement of Fixed Rent following the date of the commencement of rental obligations pursuant to Section 4.1 equal to one hundred percent (100%) of the Fixed Rent for each day the Landlord's Work and the Tenant's Work is not substantially completed thirty (30) days beyond the Outside Delivery Date, as such date may be extended hereunder. If Tenant elects not to cancel this Lease pursuant to (i) above, Tenant may also elect to complete the Tenant's Work and charge Landlord the difference, if any, between the costs reasonably incurred by Tenant in completing the same and the costs reasonably anticipated by Landlord in completing the same (or previously paid by Tenant to Landlord to complete the same, as applicable) as set forth in the Approved Budget and/or in any Change Orders requested by and not withdrawn by Tenant, provided, however, that at least thirty (30) days prior written notice has been provided by Tenant to Landlord and its mortgagee (of whose address Tenant has been advised by written notice from Landlord from time to time) and Landlord shall not have cured (or commenced to cure and is not prosecuting the curing of the same to completion with due diligence). Landlord agrees to reimburse the Tenant within twenty (20) days after receipt of an invoice therefor from Tenant (together with any back up documentation reasonably requested by Landlord). Landlord shall also pay to Tenant, in addition to such reimbursement if not paid within said twenty (20) days after written notice from Tenant that the same was not paid when due, interest thereon which shall accrue at the rate set forth in Section 4.3 hereof, calculated monthly on the then outstanding balance of any such unreimbursed costs, commencing twenty (20) days after the applicable notice from Tenant. If there remains any amounts unpaid by Landlord to Tenant hereunder after the interest has commenced to accrue for at least thirty (30) days, then Tenant shall be entitled to offset the unreimbursed costs together with interest thereon as aforesaid, against fifteen percent (15%) of the monthly Fixed Rent due hereunder until such costs due to Tenant hereunder have been reimbursed in full. The foregoing rights shall be the Tenant's sole remedy at law or in equity for Landlord's failure to have the Premises ready for occupancy as required hereunder.

       For purposes hereof, the Outside Delivery Date shall be deemed to refer to that certain date which is thirty (30) days following the Scheduled Term Commencement Date, as such date may be extended for a period equal to that of
(i) any delays due to Force Majeure as defined in Section 3.5 hereof, (ii) the number of delay days caused by a Tenant's Delay as hereinbefore determined; provided, however, that there shall be no extensions for the matters set forth in clause (i) above (specifically excluding the matters set forth in clause (ii) above) for more than sixty (60) days in the aggregate.

3.2.1  PARTIAL OCCUPANCY AND RENT COMMENCEMENT.
       ---------------------------------------

       If the entire Premises are not ready for occupancy on the Scheduled Term Commencement Date, the Tenant may elect, but shall have no obligation to, occupy any portion or portions of the Premises which are ready for occupancy when, in Landlord's opinion, it can be done without material interference with remaining work. In such event, Tenant agrees not to materially interfere with Landlord's construction of the Premises. In the event Tenant elects to take occupancy of a portion of the Premises, that portion shall be deemed ready for occupancy as to said portion on the date of occupancy of such portion and Tenant's obligation to pay Fixed Rent and additional rent shall commence on said date pro rata based on the square footage occupied compared to the total square footage in the Building.

3.3  GENERAL PROVISIONS APPLICABLE TO CONSTRUCTION
     ---------------------------------------------

     All construction work required or permitted by this Lease, whether by Landlord or by Tenant (or their respective subcontractors), shall be done in a good and workmanlike manner and in compliance with all applicable laws and all lawful ordinances, regulations and orders of governmental authority and insurers of the Building. Either party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Notice of said defects shall be in writing and shall be rectified by Landlord or Tenant, as the case may be, within thirty (30) days of the original date of notice. Failure to provide notice hereunder shall not be the basis for any liability or for injury or damage caused by such defect of or waiver of right to cause any defect to be corrected.

3.4  REPRESENTATIVES
     ---------------

     Landlord hereby acknowledges and agrees that only the following persons, Robert Keeley, Mark Margulies or Susan Burton, or any successors to either of them holding the same title or any other person delegated the authority from either of them in writing (hereinafter "Tenant's Construction Representatives") have the authority to act on Tenant's behalf and represent Tenant's interest with respect to all matters requiring Tenant's action in this Article. No consent, authorization or other action by Tenant with respect to matters set forth in this Article shall bind Tenant unless in writing and signed by one of the aforementioned persons. Landlord hereby expressly recognizes and agrees that no other person claiming to act on behalf of Tenant is authorized to do so. If Landlord complies with any request or direction presented to it by anyone claiming to act on behalf of Tenant who does not have the title and position mentioned above, such compliance shall be at Landlord's sole risk and responsibility and shall not in any way alter or diminish the obligations and requirements created and imposed by this Article, and Tenant shall have the right to enforce compliance with this Article without suffering any waiver or abrogation of any of its rights hereunder.

     Tenant hereby acknowledges and agrees that only the following persons, Arturo J. Gutierrez, John A. Cataldo or P. Agustin Rios or any successors to either of them holding the same title or any other person delegated the authority from either of them in writing (hereinafter "Landlord's Construction Representatives") have the authority to act on Landlord's behalf and represent Landlord's interests with respect to all matters requiring Landlord's action in this Article. No consent, authorization or other action by Landlord with respect to matters set forth in this Article shall bind Landlord unless in writing and signed by one of the aforementioned persons. Tenant hereby expressly recognizes and agrees that no other person claiming to act on behalf of Landlord is authorized to do so. If Tenant complies with any request or direction presented to it by anyone claiming to act on behalf of Landlord who does not have the title and position mentioned above, such compliance shall be at Tenant's sole risk and responsibility and shall not in any way alter or diminish the obligations and requirements created and imposed by this Article, and Landlord shall have the right to enforce compliance with this Article without suffering any waiver or abrogation of any of its rights hereunder.

3.5  FORCE MAJEURE.
     -------------

     As used in this Article and elsewhere in the Lease, "Force Majeure" shall mean a time extension equal to that of any delays when the party required to perform the respective obligation is prevented from doing so, despite the exercise of reasonable diligence, and such delay is caused by: (i) Acts of God,
(ii) changes in government regulations, (iii) casualty, (iv) strike or other such labor difficulties, (v) unusual weather conditions, (vi) unusual scarcity of or inability to obtain supplies, parts or employees to furnish such services, or (vii) other acts reasonably beyond Landlord's control, but in no event shall the term include economic or financing difficulties. Landlord shall provide Tenant with written notice of the occurrence of a Force Majeure event within fifteen (15) days of the occurrence thereof, and shall comply with the respective obligation(s) as soon as the cause for the delay has (have) been eliminated.

3.6  ARBITRATION BY ARCHITECTS.
     -------------------------

     Whenever there is a disagreement between the parties with respect to construction by Landlord of Landlord's Work or Tenant's Work, such disagreement shall be definitively determined by the following procedure: Each of Landlord and Tenant shall appoint one (1) independent architect, such two (2) architects will then (within five (5) days of their appointment) appoint a third independent architect licensed in the Commonwealth of Massachusetts with not less than ten (10) years experience. Each architect shall establish within ten
(10) days of their appointment the matter in dispute. In case of any dispute with respect to dollar amounts or lengths of time or dates such as the date of Substantial Completion, the dollar amount or length of time or date shall be the average of the two closest determinations by the three (3) architects, with the determination of the architect which was not closest to another architect's determination excluded from such calculation. In case of any dispute not involving dollar amounts or lengths of time or dates (i.e. the approval of plans) the determination by at least two (2) of the three (3) architects shall be required in order to resolve the matter in dispute. Landlord and Tenant shall each bear the cost of the architect selected by them respectively and shall share equally the cost of the third architect. During such arbitration period, the parties agree to cooperate with one another so as to proceed with construction and with their respective obligations hereunder in a timely manner. Each determination under this Section 3.6 shall be binding upon Landlord and Tenant.

3.7  WARRANTY OF LANDLORD'S WORK AND TENANT'S WORK.
     ----------------------------------------------

     Landlord hereby warrants and guarantees that the Landlord's Work and the Tenant's Work shall be free from defects in workmanship and materials for a period of one (1) year after the Term Commencement Date. Upon the expiration of said one (1) year period, Landlord shall assign to Tenant any and all warranties and guarantees with respect to Landlord's Work and Tenant's Work and, to the extent that any such warranties and guarantees are not assignable, Landlord agrees to enforce the same for the benefit of Tenant, at Tenant's sole cost and expense. Tenant shall not be responsible to pay for any such warranties of less than one (1) year duration or enforcement by Landlord against its own employees or against Gutierrez Construction Co., Inc. or against any of its other affiliates (including their respective employees). Landlord agrees to repair, at its sole cost and expense any latent defects in Landlord's Work or Tenant's Work promptly after receipt of notice therefrom from Tenant, provided that such notice from Tenant is received by Landlord within a period of three (3) years after the Term Commencement Date. In connection therewith, Tenant shall notify Landlord promptly after it becomes aware of any such latent defects. Any repairs or replacements or alterations to Landlord's Work or Tenant's Work after said initial three (3) year period shall be chargeable to Tenant in accordance with and subject to the provisions of Section 4.2 hereof.

                                  ARTICLE IV
                                     RENT

4.1  RENT
     ----

     Tenant agrees to pay, without any offset or reduction, except as set forth herein, Fixed Rent equal to 1/12th of the annual Fixed Rent set forth in Section
1.1 in equal installments in advance on the first day of each calendar month after the Rent Commencement Date included in the Term; and for any portion of a calendar month occurring after the Rent Commencement Date at the beginning or end of the Term, at the rate payable for such portion in advance. The "Rent Commencement Date" shall mean the earlier to occur of: (a) the date on which Tenant occupies all of the Premises, or (b) thirty (30) days following the date of Substantial Completion (as defined in Section 3.2 hereof) and Landlord has delivered to Tenant a certificate of occupancy issued by the Town of Burlington as required per said Section 3.2, but in no event shall the Rent Commencement Date occur prior to February 1, 1998. Notwithstanding any provision to the contrary in this Lease other than the provisions of Section 3.2.1 hereof, no Fixed Rent, additional rent or other charges shall be payable with respect to the period prior to the Rent Commencement Date.

4.2  OPERATING COST ESCALATION
     -------------------------

     With respect to the First Fiscal Year for Tenant's Paying Operating Cost Escalation, or fraction thereof, and any Fiscal Year or fraction thereafter during the Term, Tenant shall pay to Landlord, as additional rent, Operating Cost Escalation (as defined below), if any, on or before the thirtieth day following receipt by Tenant of Landlord's Statement (as defined below). As soon as practicable after the end of each Fiscal Year ending during the Term and after Lease termination, Landlord shall render a statement ("Landlord's Statement") in reasonable detail and according to generally accepted accounting principles consistently applied certified by Landlord and showing for the preceding Fiscal Year or fraction thereof, as the case may be, "Landlord's Operating Costs,"

     EXCLUDING the interest and amortization on mortgages for the Building and Lot or leasehold interests therein and the cost of special services rendered to tenants (including Tenant) for which a special charge is made,

     BUT INCLUDING, without limitation: real estate taxes on the Building, the Lot and the Common Areas of the Park; installments and interest on assessments for public betterments or public improvements; expenses of any proceedings for abatement of taxes and assessments with respect to any Fiscal Year or fraction of a Fiscal Year; premiums for insurance required to be maintained by Landlord pursuant to this Lease; compensation and all fringe benefits, workmen's compensation, insurance premiums and payroll taxes paid by Landlord to, for or with respect to all persons engaged in the operating, maintaining, or cleaning of the Building and Lot; steam, water, sewer, electric, gas, telephone, and other utility charges not billed directly to tenants by Landlord or the utility, but not including the cost to Landlord of electricity furnished for lighting, electrical facilities, equipment, machinery, fixtures and appliances used by Tenant in Tenant's Space (other than Building heating, ventilating and air conditioning equipment) as set forth in Paragraph VII of Exhibit D; costs of building and cleaning supplies and equipment (including rental); cost of maintenance, cleaning and repairs; cost of snow plowing or removal, or both, and care of landscaping; payments to independent contractors under service contracts for cleaning, operating, managing, maintaining and repairing the Building and Lot (which payments may be to affiliates of Landlord provided the same are at reasonable rates consistent with similar contracts with unaffiliated third parties); the Building's pro rata share of the cost of operating, maintaining and repairing the Common Areas of the Park (such as, but not limited to, snow plowing, landscaping, common area and street lighting, security and management); and all other reasonable and necessary expenses paid in connection with the operation, cleaning, maintenance, and repair of the Building and Lot, or either, and properly chargeable against income. Landlord agrees that all of such services to be included in Landlord's Operating Costs shall be obtained by Landlord at commercially reasonable, competitive market rates consistent with the operation and management of comparable office buildings in the suburban Boston area.

     Notwithstanding anything to the contrary contained herein, in no event shall Landlord's Operating Costs include (nor shall Tenant have any obligation to pay any Operating Costs Escalation on account of) the following:

     a. Costs, expenses and fees relating to solicitation of, advertising for and entering into leases and other occupancy arrangements for space in the Park, including but not limited to legal fees, space planners' fees, real estate brokers' leasing commissions and advertising expenses.

     b. Costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Park (or any part thereof), costs of any disputes between Landlord and its employees, disputes of Landlord with building management, or outside fees paid in connection with disputes with other tenants or adjacent property owners.

     c. Costs of correcting defects in the Building or the Building equipment or replacing defective equipment to the extent such costs may relate to items covered by warranties of manufacturers, suppliers or contractors or are otherwise borne by parties other than Landlord and for which Landlord receives reimbursement.

     d. Costs of installations paid by or constructed for specific tenants or other occupants.

     e. Costs, including, without limitation, permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants in the Building or the Park or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant rentable space for tenants or other occupants of the Building or the Park.

     f. Interest, points, other finance charges and principal payments on mortgages, and other costs of indebtedness, if any.

     g. All amounts which are specifically charged to or otherwise paid by any other tenant or other occupant of the Building or the Park, or for items or services which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement.

     h.   Any bad debt loss, rent loss or reserves for bad debts or rent loss.

     i. Costs, expenses or judgments occasioned by casualty, injury or damage, to the extent that such costs, expenses or judgments are or are required to be covered by insurance to be maintained by Landlord under this Lease, provided that all such costs, expenses or judgments not covered under such insurance as a result of any deductible amount shall be included in Landlord's Operating Costs and costs for which Landlord is reimbursed by any tenant's (including, without limitation, Tenant's) insurance carrier.

     j. The salary and indirect compensation (including, without limitation, all fringe benefits, workmen's compensation, insurance premiums and payroll taxes) of any employee above the trade of building manager, and the wages and indirect compensation of any employee to the extent such employee devotes his or her time to property other than the Building.

     k.   Amounts, if any, paid as ground rental by Landlord.

     l.   Expenses related to third-party landlord-tenant disputes.

     m. Imputed cost equal to the loss of rent by Landlord for making available to the managing agent space for a Building office on the ground floor or above (which such management agent space shall not exceed three hundred (300) square feet).

     n. Costs of a capital nature, as reasonably amortized by Landlord over the useful life in years of the capital item in accordance with generally accepted accounting principles, consistently applied, with legal interest on the unamortized amounts, exceeding twenty thousand dollars ($20,000.00) per item (expressly excluding costs resulting from Tenant's excessive use, misuse or negligence and all routine maintenance and repair costs, which costs shall be included in Landlord's Operating Costs and shall be chargeable to Tenant in accordance with and subject to the provisions of this Section 4.2); provided, however, that the amortization of such costs incurred after the first three (3) calendar years of the Term, shall be included in Landlord's Operating Costs, subject to the provisions of this Section 4.2, and not excluded therefrom if such costs are incurred as a result of (i) the replacement of any major system or component of the Building reasonably made by Landlord in lieu of the repair thereof, (ii) any improvement reasonably made by Landlord for the purpose of reducing Landlord's Operating Costs and (iii) any improvement that Landlord is required to make to comply with any law or regulation applicable to the Premises first enacted after the date of this Lease.

     Notwithstanding any language to the contrary contained herein, Landlord's Operating Costs shall be reduced by reimbursements, credits, discounts, reductions or other allowances received or receivable by Landlord for items of cost included in Landlord's Operating Costs (except for reimbursements to Landlord by tenants under the additional rent provisions of their respective leases), including any tax refunds realized as a result of any abatement proceeding or otherwise.

     In case of services which are not rendered to all areas of the Building on a comparable basis, the proportion allocable to the Premises shall be the same proportion which the Rentable Floor Area of Tenant's Space bears to the total rentable floor area to which such service is so rendered (such latter to be determined in the same manner as the Total Rentable Floor Area of the Building), or shall be re-allocated by Landlord on a reasonable basis taking into consideration such factors as usage of a particular tenant in the Park and/or such other pertinent factors as reasonably determined by Landlord. Tenant shall be responsible to pay its share of Landlord's Operating Costs for the Building based upon the proportion that the Rentable Floor Area of Tenant's Space bears to the Total Rentable Floor Area of the Building as the same may be expanded pursuant to the terms of Exhibit R hereto. Tenant shall also be responsible to pay its pro rata share of Park-related costs, which shall be allocated by Landlord in a commercially reasonable manner based upon the following: (i) during phase I of the Park, as shown on the interim site plan attached hereto as Exhibit A, Tenant shall be responsible for one hundred percent (100%) of the Landlord's Operating Costs relating to or associated with the Lot, or the Building and such other improvements located thereon, including without limitation the Building Parking Area, and none of such costs relating to or associated with the balance of the Park; provided, however, that if the Building is expanded pursuant to Exhibit R and Tenant is not the sole tenant of the entire Building after such expansion, then Tenant shall pay its pro rata share of such costs relating to the Lot, or the Building and such other improvements located thereon, including without limitation the Building Parking Area; and
(ii) during future phases of the Park, in the event of an all office use Park, upon the ratio of the square footage of the Premises to the aggregate square footage of all completed buildings in the Park, as such buildings are completed from time to time, and in the event of a mixed use, office and retail, Park, upon the number of parking spaces allocated to Tenant to the aggregate number of developed parking spaces in the Park.. Landlord and Tenant hereby agree that prior to the completion of such buildings, Park-related costs shall be allocated by Landlord in a commercially reasonable manner. Tenant's share of Landlord's Operating Costs shall also include (i) real estate taxes attributable to the Lot and the Building and such other improvements located thereon, and, during future phases of the Park, (ii) Tenant's pro rata share (as hereinabove determined) of real estate taxes attributable to the Common Areas of the Park.

     "Operating Cost Escalation" shall be equal to the positive excess, if any, between:

     (a) the product of Landlord's Operating Costs per rentable square foot as indicated in Landlord's Statement times the Rentable Floor Area of Tenant's Space; and

     (b) the product of the Annual Estimated Operating Costs per rentable square foot times the Rentable Floor Area of Tenant's Space.

     If, with respect to any Fiscal Year or fraction thereof during the Term, Tenant is obligated to pay Operating Cost Escalation, then Tenant shall pay, as additional rent, on the first day of each month of each ensuing Fiscal Year thereafter, until Landlord's Statement for an ensuing Fiscal Year reflects that Tenant is not obligated to pay Operating Cost Escalation, Estimated Monthly Escalation Payments equal to 1/12th of the annualized Operating Cost Escalation for the immediately preceding Fiscal Year, Estimated Monthly Escalation Payments for each ensuing Fiscal Year shall be made retroactively from the first day of such Fiscal Year and on account of the payment to be made pursuant to the first sentence of this Section 4.2 for such Fiscal Year, with an appropriate additional payment or refund to be made at the time such payment is due.

     The term "Fiscal Year" as used in this Article shall mean the period of twelve (12) consecutive months commencing on January 1 and ending on December 31.

     The term "real estate taxes" as used above shall mean all ad valorem real estate taxes assessed by any governmental authority on the Lot, the Building and improvements, or both, and the Common Areas of the Park, subject to the following: There shall be excluded for such taxes all income taxes, excess profits taxes, excise taxes, franchise taxes, estate, succession, inheritance and transfer taxes, provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Lot, Building and improvements, or both, and the Common Areas of the Park, a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect) measured by or based, in whole or primarily, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term "real estate taxes". Subject to the rights of any mortgagees of record, including any escrow arrangements between Landlord and such mortgagees, Tenant may, upon prior written notice to Landlord, pay the applicable real estate taxes attributable to the Lot and the Building and such other improvements located thereon directly to the Town of Burlington if Tenant receives notice that Landlord has not paid the same as required by law and that procedures for a tax taking have commenced against the Lot, including the Building and other improvements located thereon. Landlord agrees to reimburse Tenant within thirty (30) days after receipt of an invoice therefor from Tenant (together with satisfactory documentation evidencing Tenant's payment of same). Landlord shall also pay to Tenant, in addition to such reimbursement if not paid within said thirty (30) days after written notice from Tenant that the same was not paid when due, interest thereon which shall accrue at the rate set forth in
Section 4.3 hereof, calculated monthly on the then outstanding balance of any such unreimbursed amounts, commencing thirty (30) days after the applicable notice from Tenant. If there remains any amounts unpaid by Landlord to Tenant hereunder after the interest has commenced to accrue for at least thirty (30) days, then Tenant shall be entitled to offset the unreimbursed amounts together with interest thereon as aforesaid, against fifteen percent (15%) of the monthly Fixed Rent due hereunder until such amounts due to Tenant hereunder have been reimbursed in full.

     Landlord shall cause to be kept books and records showing Landlord's Operating Costs in accordance with generally accepted accounting principles consistently applied.

     If the total of the monthly payments paid by Tenant with respect to any Fiscal Year exceeds the actual Operating Cost Escalation for such Fiscal Year, then, at Landlord's option, such excess shall be either (i) credited against payments on account of Operating Cost Escalation next due hereunder, or (ii) refunded by Landlord to Tenant.

     The amount of any refund of real estate taxes shall be credited against real estate taxes for the Fiscal Year in which such refund is received; provided, however, in the event that Landlord receives a refund on account of real estate taxes after the expiration of the Term, which refund relates to a Fiscal Year during the Term, the amount of such refund fairly allocable to Tenant shall be refunded to Tenant by Landlord. All references to real estate taxes "for" a particular Fiscal Year shall be deemed to refer to real estate taxes due and payable during such Fiscal Year without regard to when such impositions are assessed or levied.

     All records that the Landlord is required to maintain hereunder shall be maintained by the Landlord for a period of two (2) years following the expiration of the Fiscal Year to which such records relate. Tenant shall have the right, through its representatives, to examine, copy and audit such records at reasonable times, but no more than once per Fiscal Year, upon not less than thirty (30) days prior written notice. Such records shall be maintained at Landlord's Address set forth in Section 1.1, or such other place within the Commonwealth of Massachusetts as Landlord shall designate from time to time for the keeping of such records. The costs of such audits shall be borne by Tenant; provided, however, that if such audit establishes that the actual Operating Cost Escalation for the Fiscal Year in question is less than the Landlord's final determination of the Operating Cost Escalation as set forth in the Landlord's Statement submitted to Tenant by at least ten (10%) percent, then Landlord shall pay the reasonable cost of such audit. If, as a result of such audit, it is determined that Tenant must pay additional amounts to Landlord on account of the Operating Cost Escalation, or that Tenant has overpaid Landlord on account of the Operating Cost Escalation, then the undercharged or overpaid party shall reimburse the other party for the payment due, together with interest thereon from the date of Landlord's Statement at the interest rate set forth in Section
4.3 hereof.

     Notwithstanding anything contained to the contrary in this Lease, the initial responsibility for the payment of all real estate taxes with respect to the Building and the Park shall be upon the Landlord and the Landlord agrees to pay the same as required by law. Landlord shall provide Tenant with copies of all tax bills and a computation of Tenant's pro rata share thereof; in the event that any special assessments are assessed and payable, Tenant's pro rata share of the same shall be calculated as if such assessments were being paid by Landlord over the longest period of time permitted by applicable law.

     Landlord shall have the right from time to time to change the periods of accounting under this Section 4.2 to any annual period other than the Fiscal Year and upon any such change all items referred to in this Section shall be appropriately apportioned. In all Landlord's Statements, rendered under this Section, amounts for periods partially within and partially without the accounting periods shall be appropriately apportioned, and any items which are not determinable at the time of a Landlord's Statement shall be included therein on the basis of Landlord's estimate, and with respect thereto Landlord shall render promptly after determination a supplemental Landlord's Statement, and
appropriate adjustment shall be made according thereto.   All Landlord's
Statements shall be prepared on an accrual basis of accounting.

     Notwithstanding any other provision of this Section 4.2, if the Term expires or is terminated as of a date other than the last day of a Fiscal Year at the end of the Term, Tenant's last payment to Landlord under this Section 4.2 shall be made on the basis of Landlord's best estimate of the items otherwise includable in Landlord's Statement and shall be made on or before the later of
(a) ten (10) days after Landlord delivers such estimate to Tenant, or (b) the last day of the Term, with an appropriate payment or refund to be made upon submission of Landlord's Statement. Without limitation, the obligation of Tenant to pay the Operating Cost Escalation with respect to any Fiscal Year during the Term (or portion thereof) shall survive the expiration or earlier termination of the Term.

4.3  PAYMENTS
     --------

     All payments of Fixed Rent and additional rent shall be made to Managing Agent, or to such other person as Landlord may from time to time designate in writing. If any installment of rent, Fixed Rent or additional, or on account of leasehold improvements is paid more than five (5) days after the due date thereof, at Landlord's election, it shall bear interest at the "base rate" announced from time to time by the First National Bank of Boston (or its successors) plus four hundred (400) basis points per annum from such due date, which interest shall be immediately due and payable as further additional rent; provided, however, Landlord hereby acknowledges and agrees that Tenant shall have two (2) grace periods of an additional five (5) days each per each calendar year of the Term before which such interest shall be charged by Landlord.


                                   ARTICLE V
                             LANDLORD'S COVENANTS

5.1  LANDLORD'S COVENANTS DURING THE TERM
     ------------------------------------

     Landlord covenants during the Term:

     5.1.1 Building Services - To furnish, through Landlord's employees or independent contractors, the services listed in Exhibit D;

     5.1.2 Additional Building Services - To furnish, through Landlord's employees or independent contractors, reasonable additional Building operation services upon reasonable advance request of Tenant at reasonable and competitive rates from time to time established by Landlord to be paid by Tenant;

     5.1.3 Repairs - Except as otherwise provided in Article VII, except as resulting from Tenant's negligence or misuse, except as resulting from settling or sagging within standard engineering tolerance (provided that the settling or sagging does not affect the surface or structural integrity of the Building or in any way materially affect the ordinary and customary use of the Premises, or any part thereof by Tenant), or except for damage or deterioration resulting from reasonable wear and damage, Landlord shall keep in good order, condition and repair, the roof of the Building (including keeping the roof water tight), all gutters and downspouts, foundations, exterior (including exterior painting and finish) and structural portions of the Building, all building systems serving the Building, and all plumbing and utility lines serving the Premises, whether located within or outside of the Premises. The Landlord's obligations shall include, without limitation, the obligation to make all necessary repairs, replacements or alterations to the roof, the exterior walls, the foundation, the floor slabs and all other structural elements of the Building, to maintain the Building Parking Area and to maintain in good order and condition the other buildings and improvements located within the Park, including but not limited to the Common Areas of the Park. Landlord shall also maintain, repair and replace the HVAC equipment in the Building, in accordance with the requirements of the Landlord's Plans and Tenant's Plans, and shall assign (to the extent assignable) all warranties and guarantees with respect thereto to Tenant. Tenant may elect, at its cost and expense and upon the prior consent of Landlord (which such consent shall not be unreasonably withheld or delayed), to bring actions to enforce remedies under said warranties or guarantees in the name of the Landlord or jointly with Landlord, at no expense to Landlord. Landlord shall be responsible for keeping the HVAC equipment in good operating condition throughout the Term, reasonable wear and tear excepted;

     5.1.4 Quiet Enjoyment - That Landlord has the right to make this Lease and that Tenant, on paying the rent and performing its obligations hereunder, shall peacefully and quietly have, hold and enjoy the Premises throughout the Term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to all the terms and provisions hereof;

     5.1.5 Compliance with Laws - Subject to the provisions of Section 6.1.5 hereof, should any repairs, replacements or alterations to the Building (including all improvements located therein), or any part thereof, or the Lot, or any part thereof, be required by reason of applicable law, which shall specifically include the (i) Americans with Disabilities Act ("ADA") and any other governmental law requiring handicapped accessibility, (ii) all Hazardous Waste Laws as defined in Section 6.17 hereof and (iii) any other federal, state and local environmental laws, ordinances, codes and regulations, the same shall be made by Landlord, at Landlord's cost and expense, unless the need for such repairs, replacements or alterations shall be caused by Tenant's failure to perform its obligations under this Lease or shall result from Tenant's use of the Premises other than for the Permitted Uses. Should any of such repairs, replacements or alterations be caused solely and exclusively by reasons of (a) Tenant's negligence or misuse or overloading or other actions prohibited by this Lease, or (b) Tenant's failure to perform its obligations under this Lease, or (c) Tenant's use of the Premises other than for the Permitted Uses, then Tenant shall promptly reimburse Landlord the reasonable third party out-of-pocket costs incurred by Landlord in connection with any such repairs, replacements or alterations which are not otherwise (i) covered by the insurance coverages required to be maintained hereunder, or (ii) reimbursed to Landlord from available insurance proceeds;

     5.1.6 Landlord's Insurance - Beginning with the commencement of Landlord's Work and thereafter throughout the Term, Landlord shall purchase and keep in force, broad-form commercial general liability insurance, or the equivalent then-customary form providing comparable coverages, written out on an occurrence basis containing provisions adequate to protect the Landlord from and against claims for bodily injury, including death and personal injury and claims for property damage occurring within the Park and/or the Building, such insurance having body injury and property damage combined limits of not less than five million dollars ($5,000,000) per occurrence. In addition, Landlord shall procure and continue in force during the Term, as the same may be extended hereunder, fire and extended coverage insurance, including vandalism, sprinkler leakage and malicious mischief, upon the Building on a full replacement cost basis, agreed cost value endorsement with agreed values for the Building and other tenant improvements and alterations, as determined annually by the Landlord's insurer. Landlord shall also procure and continue in force during the Term, as the same may be extended hereunder, rental interruption insurance for twelve (12) months or the maximum amounts permitted. Copies of certificates of insurance evidencing the foregoing shall be furnished to Tenant, upon

            Tenant's reasonable request. All insurance required of Landlord pursuant to this Section shall be effected under policies issued by insurers or recognized responsibility (which are rated A or A+ by Best's Rating Service or a comparable rating by an equivalent service). The coverages required by this Section 5.1.6 may be provided by a single "package policy";

     5.1.7 Landlord's Indemnity - Landlord covenants and agrees to defend, with counsel reasonably acceptable to Tenant, save harmless and indemnify Tenant from any liability for injury, loss, accident or damage to any person or property on the Premises or the Park, and from any claims, actions, proceedings and reasonable expenses and costs in connection therewith (including, without implied limitation, reasonable counsel fees), arising from the negligence acts and/or gross misconduct of Landlord not caused directly by the negligent acts or gross misconduct of Tenant. In no event shall Landlord be obligated to indemnify Tenant for any willful or negligent act or omission of Tenant or of any of Tenant's employees, agents, contractors or licensees;

     5.1.8 Hazardous Materials - Landlord represents and warrants that, to the best of Landlord's knowledge as of the date of this Lease and as of the date of Substantial Completion (i) there does not exist (and will not exist as of the date of Substantial Completion) any leak, spill, release, discharge, emissions or disposal of Hazardous Materials on the Lot (including the Building to be located thereon), and (ii) the Premises do not (and will not as of the date of Substantial Completion) contain any Hazardous Materials, except as may be contained in customary cleaning supplies or in such other supplies (e.g. paint) that are necessary for Landlord to perform its obligations hereunder. In the event that any such leak, spill, release, discharge, emission or disposal of Hazardous Materials shall occur on the Lot or (apart from de minimis amounts of such
                                                  -- -------
            materials used for cleaning and maintenance purposes or in connection with the operation of loading docks) the Park as result of any negligent acts or gross misconduct of Landlord, Landlord shall take any and all actions necessary to bring the Premises, the Park and/or the Building (excluding all portions thereof leased or leasable to tenants) into compliance with applicable law and other governmental requirements relating thereto.

                 Landlord agrees to notify Tenant immediately upon discovery of any Hazardous Materials on the Premises or in the Park and to indemnify, defend and hold harmless Tenant and its officers, employees and agents from and against any claims, judgments, damages, penalties, fines, costs, liabilities (including sums paid in settlement of claims) or loss

            (including without limitation reasonable attorneys' fees) which arise during or after the Term from or in connection with the presence or suspected presence of Hazardous Materials on the Premises or in the Park caused directly by the negligent acts or gross misconduct of Landlord. In no event shall Landlord be obligated to indemnify Tenant for any Hazardous Materials which arise, as a result of the negligent acts or gross misconduct of Tenant, its officers, employees, agents, contractors or licensees. The covenants and indemnifications set forth in this Section 5.1.8 shall survive the expiration or earlier termination of this Lease;

     5.1.9 Tenant's Costs - In case Tenant shall, without any fault on its part, be made party to any litigation commenced by or against Landlord or by or against any parties in possession of the Premises or any part thereof claiming under Landlord, Landlord agrees to reimburse Tenant for all reasonable costs, including without implied limitation, reasonable counsel fees, incurred by or imposed upon Tenant in connection with such litigation and to pay all such reasonable costs and fees incurred in connection with the successful enforcement by Tenant of any obligations of Landlord under this Lease; and

     5.1.10 Office Park - (a) Landlord covenants and agrees that it will not use, or permit or suffer any other person, firm, corporation, partnership, trust or other entity to use any portion of (i) the Lot or (ii) the area designated as the Exclusive Office Area on the plan attached hereto as Exhibit U, for any other purpose other than general office uses, light manufacturing, research and development and such other uses accessory thereto. Without limiting the foregoing, in no event shall any portion of the buildings located or to be located on the Lot or within the Exclusive Office Area be used for retail purposes, expressly excluding, however, areas used for ancillary gift shops and ATM locations located in any of such buildings in connection with the office uses or such other uses referred to above. Notwithstanding the foregoing, Landlord and Tenant hereby acknowledge and agree that, except for the Exclusive Office Area, the remaining portions of the Park may, in Landlord's sole discretion, be used for retail purposes; provided, however, if any portion of the Park is used for retail purposes, the buildings for such retail uses shall be located outside of the Exclusive Office Area as described on the plan attached hereto as Exhibit U, and all buildings in the Park, including all manufacturing, research and development and industrial buildings, but expressly excluding all retail buildings, shall have an "office-like" appearance , as reasonably determined by Landlord, consistent with buildings in similar office parks located in the Town of Burlington; (b) Landlord shall not name the Park after any other tenant, person, firm, corporation, partnership, trust or other entity leasing space within the Park; and (c) Landlord shall not use or permit or suffer any other person, firm, corporation, partnership, trust or other entity to use any portion of the Lot or the Park as a nuisance or for any industrial purposes not permitted by applicable law or ordinance or for any use which is improper or contrary to law or ordinances.

            Except as specifically provided to the contrary in Section 4.2, Landlord shall charge Tenant under the provisions of Section 4.2 for the costs incurred by Landlord in connection with the services and/or repairs set forth in Sections 5.1.1, 5.1.2, 5.1.3 (except with respect to (i) repairs which are necessary to maintain the structural integrity of the Building, which shall be made at Landlord's sole cost and expense, and (ii) all such other repairs, replacements or alterations necessary to maintain the structural and watertight integrity of the roof, the exterior of the Building, including the walls, the foundation, the floor slabs, the Building Parking Area, the other buildings and improvements located within the Park, including the Common Areas, the HVAC equipment in the Building, and such other repairs, replacements or alterations set forth in said 5.1.3 shall be chargeable to Tenant as provided for hereunder, but only to the extent not covered by applicable warranties or otherwise reimbursed to Landlord), and 5.1.6 above.

5.2  INTERRUPTIONS
     -------------

     Except as otherwise set forth below in this Section 5.2, Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from power losses or shortages or from the necessity of Landlord's entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building or Lot. In case, notwithstanding Landlord's diligent efforts in connection therewith (which such efforts shall never obligate Landlord to pay for overtime and/or premium time work, or to pay a premium for expedited delivery, except as such additional costs are so authorized and paid for by Tenant), Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any service or performing any other covenant or duty to be performed on Landlord's part, by reason of any cause reasonably beyond Landlord's control (expressly excluding Landlord's financial inability), Landlord shall not be liable to Tenant therefore, nor, except as expressly otherwise provided in Article III or Article VII or below in this
Section 5.2, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant's favor that such failure constitutes, actual or constructive, total or partial, eviction from the Premises.

     Landlord reserves the right to stop any service or utility system when necessary by reason of accident or emergency or until necessary repairs have been completed. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

     Notwithstanding any language to the contrary, in the event that any such interruption referenced above in this Section 5.2 continues for more than ninety
(90) days, then the Fixed Rent and additional rent shall be proportionately abated for each successive day such interruption continues based upon that certain portion of the Premises that are materially unfit for the conduct of Tenant's business operations therein (other than for reasons of casualty or eminent domain where the provisions of Article VII shall govern).

     In addition, in the event that any such interruption continues for more than two hundred ten (210) successive days, and a material portion of the Premises remain materially unfit for the conduct of Tenant's business operations therein, other than for reasons of casualty or eminent domain where the provisions of Article VII shall govern, then Tenant shall have the right to cancel this Lease by giving written notice to Landlord and its mortgagee(s) (of which Tenant has received notice) of such cancellation, provided that at least ten (10) days prior written notice to Landlord and sixty (60) days prior written notice to Landlord's mortgagee has been given (which such notice may be given prior to or after the expiration of said two hundred and ten (210) day period, unless within such ten (10) day period Landlord repairs or restores such interruption as herein required, in which event such notice of cancellation from Tenant shall be rendered null and void and of no further force or effect.

     Notwithstanding anything to the contrary contained in this Section 5.2, Tenant shall not be entitled to any such abatement or reduction of rent or to
             ---
any such right of termination if such interruption resulting in the Premises being materially unfit for Tenant's business operations therein is due to an Event of Default by Tenant as set forth in Section 9.1 hereof. Except as set forth in this Section 5.2 or in Article VII, the foregoing rights shall be Tenant's sole remedy at law or in equity for the interruptions described in this
Section 5.2.

                                  ARTICLE VI
                              TENANT'S COVENANTS

6.1  TENANT'S COVENANTS DURING THE TERM
     ----------------------------------

     Tenant covenants during the Term:

     6.1.1 Tenant's Payments - To pay when due (a) all Fixed Rent and additional rent, (b) all taxes which may be imposed on Tenant's personal property in the Premises (including, without limitation, Tenant's fixtures and equipment) (c) directly to the utility provider (if not payable to Landlord), subject however, to Tenant's right to contest and seek abatement thereof, all charges by public utility for telephone and other utility services (including service inspections therefor and the charges as may be imposed pursuant to Exhibit D hereof) rendered to the Premises not otherwise required hereunder to be furnished by Landlord without charge and not consumed in connection with any services required to be furnished by Landlord without charge, and (d) as additional rent, all reasonable charges of Landlord for services rendered pursuant to Section 5.1.1, 5.1.2, 5.1.3 (except as set forth in the last paragraph of Section 5.1) and 5.1.6 hereof;

     6.1.2 Repairs and Yielding Up - Except as otherwise provided in Article VII and Section 5.1.3, to keep the interior, non-structural and non-building system elements of the Premises in good order, repair and condition, reasonable wear and damage or destruction by casualty or eminent domain excepted, and at the expiration or termination of this Lease peaceably to yield up the Premises and all changes and additions therein in such order, repair and condition, first removing all goods and effects of Tenant and any items, the removal of which is required by agreement or specified therein to be removed at Tenant's election and which Tenant elects to remove, and repairing all damage caused by such removal and leaving them clean and neat; any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord, in such manner as Landlord shall determine, and Tenant shall pay Landlord the entire reasonable cost and expense incurred by it by effecting such removal and disposition;

     6.1.3 Occupancy and Use - Continuously for at least three (3) successive months during each calendar year of the Term, to use and occupy not less than twenty-five percent (25%) of the

            Premises then demised to the Tenant (excluding any portions of the Premises subject to the assignments or subleases pursuant to the provisions of Section 6.1.6 hereof and excepting following a casualty or eminent domain event); to use and occupy the Premises only for the Permitted Uses; and not to injure or deface the Premises, Building or Lot; and not to permit in the Premises any auction sale, nuisance, or the emission from the Premises of any objectionable noise or odor; nor any use thereof which is improper, offensive, contrary to law or ordinances, or liable to invalidate or increase the premiums for any insurance on the Building or its contents, unless Tenant agrees to pay such increased premiums and such use (if other than Permitted Uses) is approved by Landlord in advance;

     6.1.4 Rules and Regulations - To comply with the Rules and Regulations set forth in Exhibit E and all other reasonable Rules and Regulations hereafter made by Landlord, of which Tenant has been given notice, for the care and use of the Building, Lot and Common Areas of the Park (and their facilities and approaches as further described in the Park Covenants attached hereto as Exhibit I), it being understood that Landlord shall not be liable to Tenant for the failure of other tenants of the Building or Park to conform to such Rules and Regulations; provided that (i) such Rules and Regulations are enforced in a non-discriminatory fashion, (ii) such Rules and Regulations do not materially interfere with Tenant's use of the Premises and the Building Parking Area and (iii) in the event of any conflict, this Lease shall prevail.

     6.1.5 Compliance with Laws and Safety Appliances - To keep, from and after the initial installation thereof by Landlord, the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any particular manner of use made by Tenant and to procure all licenses and permits so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant's Permitted Uses. Landlord and Tenant shall have the right, upon giving notice to the other, to contest any obligation imposed upon either pursuant to the provisions of Section 5.1.5, as to Landlord, and pursuant to the provisions of this Section 6.1.5, as to Tenant, and provided the enforcement of such requirement or law is stayed during such contest and such contest will not subject the other party to penalty, or interfere with Tenant's use and occupancy of the Premises or its rights pursuant to this Lease, or jeopardize the title to the Premises or otherwise affect the Premises in any adverse way. Each party shall cooperate with the other in such contest and shall execute any documents reasonably required in the furtherance of such purpose. Notwithstanding the foregoing or any other provision of this Lease, however, Tenant shall not be responsible for compliance with any such laws, regulations, or the like requiring (i) structural repairs or modifications or (ii) repairs or modifications to the utility or building service equipment located outside of and not exclusively serving the Premises or (iii) installation of new building service equipment, such as fire detection or suppression equipment, unless such repairs, modifications, or installations shall (a) be due to Tenant's Construction Work, alterations, or repairs in the Premises or Tenant's particular manner of use of the Premises (as opposed to commercial office operations, generally), or (b) be due to the negligence or willful misconduct of Tenant's or any agent, employee, or contractor of Tenant.

     6.1.6 Assignment and Subletting -Tenant shall have the right, subject to the requirement of obtaining Landlord's prior written consent, such consent not to be unreasonably withheld or delayed by Landlord, to assign this Lease or sublet the whole or any portion of the Premises, which assignment or sublease shall be only for the Permitted Uses, it being understood that Tenant shall, as additional rent, reimburse Landlord promptly for reasonable legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting. No assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee), excepting only liability with respect to the Security Deposit (as hereinafter defined), which liability shall remain the liability of the Tenant named herein. Such consent by Landlord to any of the foregoing in a specific instance (i) shall be reasonable, subject to the provisions hereinafter provided, and (ii) shall be subject to the prior written approval of Landlord's mortgagee(s). Landlord's consent shall not be treated as having been withheld unreasonably if, in connection with any such proposed assignment or subletting: (i) the terms of the proposed assignment or subletting do not prohibit further assignments of the Lease or subletting of the Premises without the written consent of Landlord, the granting of which consent shall be subject to the terms and conditions hereof, and in any event shall not be unreasonably withheld or delayed; and/or (ii) in connection with an assignment of this Lease, the assignee does not agree directly with Landlord, by written instrument in form reasonably satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment and subletting without the written consent of Landlord. Tenant hereby acknowledges and agrees that the foregoing is not intended to be an exclusive list of the reasons for which Landlord may reasonably withhold consent to a proposed request by Tenant for consent to assignment or subletting. No consent to any of the foregoing in a specific instance shall operate as waiver in any subsequent instance. If an assignment or subletting is proposed to be made and Landlord's consent is required as hereinabove provided, Tenant shall give Landlord prior notice of such proposal, which such notice shall include such information as Landlord may reasonably request relative to facts which would bear upon the factors entering into the determination whether Landlord's approval is to be granted, and it is understood that Landlord shall have a period of fifteen (15) days after the submission of such information by Tenant to make its determination whether Landlord's approval is to be granted hereunder. If Tenant requests Landlord's consent to assign this Lease or sublet more than twenty-five percent (25%) of the Premises for a term of five (5) or more years, Landlord shall have the option, exercisable by written notice to Tenant given within thirty
            (30) days after receipt of such request, to recapture the portion of the Premises proposed to be assigned or sublet as of a date specified in such notice which shall be not less than forty-five
            (45), or more than sixty (60) days after the date of such notice, in such event the recaptured area of the Premises shall be removed from the Premises and Tenant shall have no further liabilities or obligations with respect thereto, including obligations to pay Fixed Rent, additional rent or other charges with respect thereto; and any rental received by Tenant from sub-tenant must be remitted to Landlord; provided, however, upon Tenant's receipt of any such written notice from Landlord exercising its right of recapture hereunder, Tenant shall have the option, exercisable by written notice to Landlord given within ten (10) days after receipt of such Landlord's notice, to withdraw its request to assign or sublet all or a portion of the Premises, whereupon Landlord's notice to Tenant exercising its right of recapture hereunder shall become null and void and of no force or effect as to Tenant's particular request for Landlord's consent hereunder.

                 Notwithstanding any provision contained in this Lease, no
            consent of Landlord (or Landlord's mortgagee) shall be required for the assignment of this Lease or the subletting of any portion (or the whole) of the Premises, (i) to a subsidiary of Tenant, (ii) to a corporation or other entity into or with which Tenant has merged or consolidated or to which substantially all of Tenant's stock or assets are transferred, (iii) to any corporation or other entity which controls, is controlled by, or is under common control with Tenant, or (iv) to any corporation or other entity with which Tenant is otherwise affiliated; provided that, in any of such events, (x) said assignee or sublessee shall have a net worth, as of the date of the proposed transaction, of forty million dollars ($40,000,000.00) or greater, as evidenced by a financial statement certified by the chief financial officer of Tenant, and (y) Tenant shall remain primarily liable; in the event of any such assignment or subletting for which no consent by Landlord is required hereunder, Tenant shall not be obligated to share Rent Differential as hereinafter set forth.

                 If this Lease shall be assigned, or if the Premises or any part hereof shall be sublet or occupied by any person other than Tenant, Landlord may, at any time and from time to time, collect rent from the assignee, subtenant or occupant and apply the net amount collected to the annual Fixed Rent, additional rent and all other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of the provisions of this Section 6.1.6, or acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance of the terms, covenants and conditions of this Lease on the part of Tenant to be performed. Further, no liability hereunder of Tenant shall be discharged, reduced, released or impaired in any respect by any waiver, indulgence or extension of time which Landlord may grant to the then owner of Tenant's interest in this Lease, whether or not notice thereof has been given or consent from Tenant has been obtained.

                 Landlord shall have the option to require that any portion of rental received by Tenant from subtenant or assignee to which Landlord is entitled pursuant to this Section 6.1.6 be remitted directly to Landlord, provided that such amounts are credited pro tanto against Tenant's rental obligations.

                 If Landlord approves a sublease or assignment, and said
            sublease or assignment is for a total rental amount which on an annualized basis is greater than the Fixed Rent and additional rent due from Tenant to Landlord under this Lease, Tenant shall pay to Landlord, forthwith upon Tenant's receipt of each installment of such excess rent, during the term of any approved sublease or assignment, as additional rent hereunder, in addition to the Fixed Rent and other payments due under this Lease, an amount equal to fifty percent (50%) of the positive excess between all fixed rent and additional rent received by Tenant under the sublease or assignment and the aggregate of (i) the Fixed Rent and the additional rent due hereunder and (ii) one dollar and seventy-five cents ($1.75) per rentable square foot (hereinafter "Additional Cost") of the Premises; provided, however, that no such amounts shall be due by Tenant hereunder, unless and until Tenant has recouped its reasonable out-of-pocket expenses with respect to such sublease or assignment, including without limitation, reasonable real estate brokerage commissions, reasonable legal fees, reasonable free rent, reasonable marketing costs and the reasonable costs of refurbishment of the

            Premises for such sublease or assignment (the "Rent Differential"). In the event the sublease is for less than the full Premises hereunder, the above rent adjustment shall be equitably pro rated on a square foot basis. Anything contained in the foregoing provisions of this section to the contrary notwithstanding, neither Tenant nor any other person having interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or primarily on the net income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession use, occupancy or utilization of any part of the Premises;

                 Notwithstanding anything to the contrary contained in the
            Lease, Landlord hereby agrees to be reasonable in its review of any request(s) to the assignment of this Lease by Tenant to an institutional lender or lenders in the event that any one or more of Tenant's lender(s) extends (or is obligated to extend) credit to Tenant as security for payment of the indebtedness and performance of the obligations under the financing agreements relating thereto;

     6.1.7 Indemnity -Subject to the provisions of M.G.L. c. 186, /s/15, to defend, with counsel reasonably acceptable to Landlord, save harmless, and indemnify Landlord from any liability for injury, loss, accident or damage to any person or property occurring on the Premises or elsewhere in the Park and from any claims, actions, proceedings and expenses and costs in connection therewith or elsewhere in the Park (including, without implied limitation, reasonable counsel fees): (i) arising from the negligent acts or gross misconduct of Tenant or any of Tenant's employees, agents, contractors, licensees or invitees and not caused directly by the negligent acts or gross misconduct of Landlord, or (ii) resulting from the failure of Tenant to perform and discharge its covenants and obligations under this Lease. In no event shall Tenant be obligated to indemnify Landlord for any willful or negligent act or omission of Landlord or any of Landlord's employees, agents, contractors or licensees. The covenants and indemnifications set forth in this Section 6.1.7 shall survive the expiration or earlier termination of this Lease;

     6.1.8 Tenant's Liability Insurance - To maintain public liability insurance in the Premises in amounts which shall, at the beginning of the Term, be at least equal to the limits set forth in Section
            1.1 and from time to time during the Term, shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located on property similar to the Premises and used for similar purposes and, upon written request therefor, to furnish Landlord (and/or its mortgagees) with certificates thereof;

     6.1.9 Tenant's Workmen's Compensation Insurance - To keep all Tenant's employees working in the Premises covered by workmen's compensation insurance in statutory amounts and to furnish Landlord with certificates thereof;

     6.1.10 Landlord's Right of Entry - Upon not less than forty-eight (48) hours prior notice (except in the event of emergencies), to permit Landlord and Landlord's agents entry; to examine the Premises at reasonable times and, if Landlord shall so elect, to make repairs or replacements; to remove, at Tenant's expense, any changes, additions, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or other improvements visible outside the Building not consented to in writing; and to show the Premises to prospective tenants during the twelve (12) months preceding expiration of the Term and to prospective purchasers and mortgagees at all reasonable times;

     6.1.11 Loading - Not to place a load upon the Premises exceeding an average rate of one hundred (100) pounds of live load per square foot of floor area; and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such a manner and at such times as Landlord shall in each instance approve; Tenant's business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure shall be placed and maintained by Tenant in settings of cork, rubber, spring, or other types of vibration eliminators sufficient to eliminate such vibration or noise;

     6.1.12 Landlord's Costs - In case Landlord shall, without any fault on its part, be made party to any litigation commenced by or against Tenant or by any party claiming under Tenant, to pay, as additional rent, all actual third party reasonable costs including, without implied limitation, reasonable counsel fees incurred by or imposed upon Landlord in connection with such litigation, and, as additional rent, also to pay all such reasonable costs and fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease;

     6.1.13 Tenant's Property - All the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises or on the Lot shall be at the sole risk and hazard of Tenant, except for Landlord's negligence or willful act or omission, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft, or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, except if caused directly by Landlord's negligence or willful misconduct;

     6.1.14 Labor or Materialmen's Liens - To pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors; not to cause or permit any liens for labor or material performed or furnished in connection therewith to attach to the Premises; and within ten (10) days after Tenant's receipt of notice thereof, to discharge or bond over any such liens which may so attach;

     6.1.15 Changes or Additions - Not to make any material changes or additions to the Premises without Landlord's prior written consent, which such consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Tenant may, from time to time, at its own cost and expense and without the consent of Landlord, make non-structural alterations, additions or improvements to the Premises (collectively herein called "Alterations") whose cost in any one instance is forty thousand dollars ($40,000.00) or less, provided that Tenant first notifies Landlord in writing of any such Alterations. If Tenant desires to make any non-structural Alterations costing in excess of forty thousand dollars ($40,000.00) in any one instance or any other alteration, including any structural alteration Tenant must first obtain the consent of Landlord thereto, which consent shall not be unreasonably withheld or delayed. If Landlord reasonably concludes that the Alterations involve any construction, alterations or additions requiring unusual expense to readapt the Premises to normal office use on the Term Expiration Date, Landlord shall notify Tenant in writing at the time of approval that such readaptation will be required to be made by Tenant prior to such Term Expiration Date without expense to Landlord.

                 Any and all such Alterations may be done by any contractor chosen by Tenant provided any such contractor is reputable, bondable by reputable bonding companies, carries the kind of insurance and in the amounts set forth herein, and will work in harmony with Landlord's contractors and laborers in the Building;

                 Tenant in making any Alterations shall cause all work to be done in a good and workmanlike manner using materials substantially equal to or better than those used in the construction of the Premises or original Tenant's Work and shall comply with or cause compliance with all laws and with any direction given by any public officer pursuant to law. Tenant shall obtain or cause to be obtained and maintain in effect, as necessary, all building permits, licenses, temporary and permanent certificates of occupancy and other governmental approvals which may be required in connection with the making of the Alterations. Landlord shall cooperate with Tenant in the obtaining thereof and shall execute any documents reasonably required in furtherance of such purpose, provided any such cooperation shall be without expense and/or liability to Landlord.

                 At least annually if such Alterations have occurred during the past calendar year, Tenant shall furnish to Landlord as-built sepias and, if applicable, operating manuals, or, at Landlord's option and only if Tenant's computer system is compatible with that of Landlord's, computer disk specifications compatible with Landlord's computer system of the work done by Tenant during such past year and copies of all permits issued in connection therewith.

                 Tenant shall have its contractor procure and maintain in effect during the term of such Alterations satisfactory insurance coverages with an insurance company or companies authorized to do business in the Commonwealth of Massachusetts, and shall, upon Landlord's request, furnish Landlord with certificates thereof;

     6.1.16 Holdover - To pay to Landlord two hundred percent (200%) the total of the Fixed and additional rent then applicable for each month or portion thereof Tenant shall retain possession of the Premises or any part thereof after the termination of this Lease, whether by lapse of time or otherwise;, provided, however, that in the event of a Tenant holdover from a cause beyond the reasonable control of Tenant which continues for less than sixty (60) days, then (i) Tenant shall be required to pay to Landlord only one hundred and twenty-five percent (125%), and not two hundred percent (200%) as aforesaid, of the total of the Fixed Rent and additional rent then applicable. In addition, in the event Tenant holds over for one hundred and twenty (120) days, provided that Landlord notifies Tenant in writing that it has entered into a lease for the Premises (or a portion thereof), which such notice (i) shall include a copy of an executed letter of intent evidencing the same and (ii) shall specify a period of not less than ten (10) days in which consequential damages shall commence to accrue if such holdover continues by Tenant, then Tenant shall also be liable for all consequential damages actually suffered by Landlord to the extent caused directly by Tenant's holding over. The provisions of this subsection shall not operate as a waiver by Landlord of any right of re-entry provided in this Lease;

     6.1.17 Hazardous Materials - Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances or materials onto the Premises or the Lot, except in accordance with the requirements of applicable laws and regulations. Tenant shall not allow the storage or use of such substances or materials in any manner not permitted by law, nor allow to be brought into the Premises any such materials or substances except to use in the ordinary course of Tenant's business. Upon Landlord's written request, Tenant shall furnish to Landlord an inventory of the identity of such substances or materials used in the ordinary course of Tenant's business. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., the Massachusetts Hazardous Waste Management Act, as amended, M.G.L. c.21C, the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, as amended, M.G.L. c.21E, any applicable local ordinance or bylaw, and the regulations adopted under these acts, as amended (collectively, the "Hazardous Waste Laws"). If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous substances or materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if and only if the following conditions are satisfied; (i) if such requirement applies to the Premises and (ii) if an independent, reputable third party engineer employed by Landlord or persons acting under Landlord conclusively determines that such release had been or is likely to have been solely and exclusively caused by Tenant or persons acting under Tenant. If Tenant receives from any federal, state or local governmental agency any notice of violation or alleged violation of any Hazardous Waste Law, or if Tenant is obligated to give any notice under any Hazardous Waste Law, Tenant agrees to forward to Landlord a copy of any such notice within three (3) days of Tenant's receipt or transmittal thereof. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord's request concerning Tenant's best knowledge of belief regarding the presence of hazardous substances or materials on the Premises. In all events, Tenant shall indemnify Landlord in the manner provided in Section 6.1.7 of this Lease from any release of hazardous substances or materials on the Premises or elsewhere in the Park to the extent caused by Tenant or persons acting under Tenant. Landlord retains the right to inspect the Premises at all reasonable times, upon reasonable notice to Tenant, to ensure compliance with this paragraph. The within covenants shall survive the expiration or earlier termination of the Lease Term;

     6.1.18 Signs - Tenant shall not, without prior written consent of Landlord (which such consent shall not be unreasonably withheld or denied but may be withheld in Landlord's sole discretion if Tenant is not then leasing and occupying at least seventy-five percent (75%) of the initial Building, expressly excluding any expansion hereunder), (a) paint or place any exterior signs visible outside the Building, on the Lot or the Premises or anywhere on the exterior of the Building, or (b) place any curtains, blinds (other than standard vertical blinds), shades, awnings, or flagpoles, or the like, in the Premises or anywhere on or in the Building visible from outside the Premises. Tenant shall pay the expenses involved in the erection of any sign and of obtaining all necessary permits and approvals therefor. Except as otherwise provided below with respect to the initial Building signage, Tenant warrants that it shall obtain (and furnish copies thereof to Landlord) all necessary permits and approvals in compliance with local codes and ordinances prior to erecting any such sign(s) and Tenant shall remove any of such sign(s) erected by Tenant or on behalf of Tenant upon the termination of this Lease.

                 In connection with Tenant's initial Building signage, Landlord shall use reasonable efforts to obtain, on Tenant's behalf, all necessary permits and approvals required pursuant to local codes and ordinances for the signage set forth in Exhibit H-2; provided, however, in the event, despite Landlord's reasonable efforts to obtain such necessary permits and approvals for the signage set forth in Exhibit H-2, Landlord is unable to do so, then

            Landlord shall obtain all necessary permits and approvals for the signage set forth in Exhibit H-1. Tenant shall reimburse Landlord for the actual third-party reasonable costs and expenses incurred by Landlord in connection with obtaining said permits and approvals, including reasonable attorneys fees and disbursements. Landlord and Tenant hereby acknowledge and agree that it shall only be a condition of Substantial Completion pursuant to Section 3.2 that Landlord obtains all necessary permits and approvals for such signage as set forth in Exhibit H-1. Tenant agrees to cooperate with Landlord during the permitting process by (i) promptly executing the necessary documentation reasonably requested by Landlord, and (ii) by furnishing the same to Landlord promptly upon Landlord's request, but in no event later than seven (7) days following Landlord's request. The construction and erection of any such signage shall be Tenant's sole responsibility and at Tenant's sole cost and expense.

                 Landlord and Tenant hereby further acknowledge and agree that
            Landlord shall use reasonable efforts to obtain all necessary permits and approvals in compliance with local codes and ordinances for all of such signage shown on the Landlord's Plans (i.e. handicap parking) and such other reasonable and customary signage, including without limitation, signage for directional(s),entrance walls, and visitor parking as reasonably determined by Landlord and all applicable local codes and ordinances, at Landlord's sole cost and expense (except for the visitor parking signage which shall be at Tenant's sole cost and expense). In no event shall Landlord be required to obtain such necessary permits and approvals therefor as a condition of Substantial Completion determined in accordance with said Section 3.2.

     6.1.19 Tenant's Authority - Tenant has the power and authority to enter into this Lease and perform the obligations of Tenant hereunder. This Lease and all other documents executed and delivered by Tenant in connection herewith constitute legal, valid, binding and enforceable obligations of Tenant; and

     6.1.20 Confidentiality - This Lease document is a confidential document by and between Landlord and Tenant and Tenant agrees that this Lease shall not be copied and distributed or circulated to any person(s) other than to such parties, and their respective mortgagees, successors or assigns, their legal counsel or their accountants or to any prospective sublessees and assignees or affiliates of Tenant, or to any prospective acquirers, investors, or lenders of Tenant, or to regulatory authorities, or to the directors, shareholders or officers of Tenant, or as required by law, without the prior written consent of Landlord.

            Nothing contained in this Section shall prohibit the disclosure by Tenant of the terms and provisions of this Lease.

                                  ARTICLE VII
                              CASUALTY AND TAKING

7.1  CASUALTY AND TAKING
     -------------------

     In case during the Term all or any substantial part of the Premises, and/or the Building Parking Area, or any part thereof, or both , (i.e. in the case of a fire or casualty, requiring greater than twelve (12) months to rebuild in Landlord's reasonable judgment; or in the case of a condemnation or a taking, more than twenty-five percent (25%) of the floor area of the Premises or any material part of the means of access thereto or more than twenty percent (20%) of Building Parking Area) are damaged by fire or any other casualty or by action of public or other authority in consequence thereof or are taken by eminent domain Landlord shall give prompt notice, (i.e. within thirty (30) days thereof) to Tenant (the "Landlord's Notice") and this Lease shall terminate either at Landlord's or Tenant's election, which may be made by notice given to the other within thirty (30) days after the date of Landlord's Notice, which termination shall be effective (i) in the event of a casualty, not less than thirty (30) nor more than sixty (60) days after the date of notice of such termination and (ii) in the event of eminent domain event, as of the date on which such taking becomes effective and Tenant is deprived of the use and enjoyment of the Premises, or part thereof, and/or the Building Parking Area, or part thereof.
If in any such case the Lease is not so terminated, Landlord shall proceed promptly and use due diligence to put the Premises, or part thereof, and/or the Building Parking Area, or part thereof, or in case of taking, what may remain thereof (excluding any items installed by Tenant which Tenant may be permitted to remove upon the expiration of the Term) into as near as possible to the condition and character thereof prior to such damage or taking, and in any event shall apply all insurance proceeds or eminent domain awards received by it toward such work, for use and occupation to the extent permitted by the net award of insurance plus any deductibles and such amounts as Tenant may elect to make available for such work as hereinafter provided, or the amount of the eminent domain award, and an equitable proportion of the Fixed Rent and additional rent according to the nature and extent of the injury shall be abated until thirty (30) days after the Premises or such remainder and the Building Parking Area shall have been put by Landlord in such condition; and in case of a taking which permanently reduces the area of the Premises, an equitable proportion of the Fixed Rent and additional rent shall be abated for the remainder of the Term and an appropriate adjustment shall be made to the Annual Estimated Operating Costs and other additional rent payable hereunder.

     However, in the case of a casualty, if such damage is not repaired and the Premises, or portion thereof, and/or Building Parking Area or part thereof, restored to the same condition as they were prior to such damage within twelve
(12) months from the date of Landlord's Notice, then Tenant, within thirty (30) days from the expiration of such twelve (12) month period or from the expiration of any extension thereof by reason of any Tenant's Delay (as defined in Section
3.2 hereof) and/or Force Majeure (as defined in Section 3.5 hereof and subject to the provisions set forth below) as hereinafter provided, may terminate this Lease by notice to Landlord and Landlord's mortgagee(s), given in accordance with Section 10.3 hereof, specifying a date not more than thirty (30) days after the giving of such notice on which the Term of this Lease shall terminate. Notwithstanding such termination notice by Tenant, in the event that Landlord repairs such damage and restores the Premises to the same condition prior to such casualty during such period, not to exceed thirty (30) days, as specified in Tenant's notice, then such notice of termination given by Tenant to Landlord hereunder shall be null and void and of no further force or effect. The period within which the required repairs may be accomplished hereunder shall be extended by (a) the number of days lost as a result of a Tenant's Delay, as defined in and subject to the provisions of Section 3.2, with such term, however, relating to restoration or repair as referenced herein and not to the initial construction of the Building, and (b) the number of days lost as a result of Force Majeure, as defined in Section 3.5; provided, however, in no event shall the period within which the repairs are to be accomplished be extended on account of Force Majeure for more than sixty (60) days in the aggregate.

     If less than a substantial part of the Premises or Lot, or portion thereof, and/or the Building Parking Area, or portion thereof (i.e. in the case of a fire or casualty, requiring less than twelve (12) months to rebuild in Landlord's reasonable judgment; or in the case of a condemnation or taking twenty-five percent (25%) or less of the floor area of the Premises or any part of the means of access thereto or twenty percent (20%) or less of the Building Parking Area) are damaged by fire or any other casualty or are taken by eminent domain, then Landlord shall give prompt notice (i.e. within thirty (30) days) thereof to Tenant, which notice shall specify Landlord's estimation of the time period within which such repairs shall be completed, and thereafter Landlord shall proceed promptly and with due diligence to the extent permitted by the net award of insurance plus any deductible amounts and such amount as Tenant may elect to make available for such work as hereinafter provided, or the amount of the eminent domain award. In the event that Landlord fails to repair such damage and restore the Premises to substantially the same condition prior to such fire and other casualty within the time period as reasonably estimated by Landlord, but in no event greater than such twelve (12) month period from the date of such Landlord's notice to Tenant, or any extension thereof permitted for delays lost due to any Tenant's Delay and/or Force Majeure (as hereinbefore provided), then Tenant may terminate this Lease by written notice to Landlord and to Landlord's mortgagee(s), as provided in Section 10.3 hereof, specifying a date not more than thirty (30) days after the giving of such notice on which the Term of this Lease shall terminate. Notwithstanding such termination notice by Tenant, in the event that Landlord repairs such damage and restores the Premises to substantially the same condition prior to such fire or other casualty during such period, not to exceed thirty

(30) days, as specified in Tenant's notice, then such notice of termination given by Tenant to Landlord hereunder shall be null and void and of no further force and effect. If less than a substantial part of the Premises and/or the Building Parking Area shall be so damaged, then Fixed Rent and additional rent due hereunder shall be equitably abated until thirty (30) days after the Premises and/or the Building Parking Area are so restored as set forth hereunder.

     Landlord's architect's certificate, given in good faith, shall be deemed conclusive statements therein contained and binding upon Tenant with respect to the performance and completion of any repair or restoration work undertaken by Landlord pursuant to this Section, except in the event of disagreement between Landlord and Tenant relating to this Section, in which event the dispute resolution provisions of Section 3.6 shall apply.

     Notwithstanding any language to the contrary, Landlord may construct "Replacement Parking" pursuant to the following: If not more than forty percent (40%) of the Building Parking Area shall be so damaged, taken, appropriated, or condemned as aforesaid, then Landlord may elect to provide Replacement Parking and render Tenant's notice of termination nugatory (if applicable) by, within thirty (30) days following the effective date of such destruction, taking, appropriation or condemnation, giving to Tenant notice in writing that Landlord will, at Landlord's expense, construct replacement parking spaces of the same quantity and quality and convenience as the parking spaces so taken, appropriated or condemned (i.e., Landlord using best efforts to locate the replacement parking spaces as close to the Building as possible). In no event shall such Replacement Parking be located outside of the Exclusive Office Area shown on Exhibit U hereto. Any of such Replacement Parking shall be constructed by Landlord within a reasonable time period following the effective date of such destruction, taking, appropriation or condemnation, but in no event later than thirty (30) days after the occurrence of such destruction, taking, appropriation or condemnation, it being agreed by Landlord and Tenant that such time period shall be extended to include weather-related delays as aforesaid, in which event such Replacement Parking will be completed as reasonably possible thereafter, Landlord agreeing to proceed promptly and with due diligence to complete construction of any Replacement Parking. Landlord and Tenant acknowledge that if Landlord is prevented from performing the final paving for said Replacement Parking on account of weather, such final paving may be performed as soon thereafter as is feasible. Such notice shall be accompanied by (A) a site plan showing (i) the location of the Replacement Parking spaces, and (B) an opinion from counsel for Landlord that such Replacement Parking may be constructed as-of-right under then applicable zoning and land use regulations.

     In the event of any other taking of the Premises, or any part thereof, for temporary use or for less than one (1) year, (i) this Lease shall be and remain unaffected thereby; and (ii) Landlord shall pay to Tenant its pro rata share of any such use, provided that if any taking is for a period extending beyond the Term of this Lease, such award shall be appointed between Landlord and Tenant as of the Term Expiration Date.

     Tenant has the option but not the obligation, in any fire or other casualty which creates a Landlord repair obligation in accordance with the terms of this Section to make available for such reconstruction all or a portion of the amount by which the cost of repair as certified by Landlord's architect exceeds the amount of proceeds received by Landlord.

7.2  RESERVATION OF AWARD
     --------------------

     Landlord reserves to itself any and all rights to receive awards made for damages to the Premises or Lot and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby releases and assigns to Landlord all Tenant's rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request. It is agreed and understood, however, that Landlord does not reserve to itself, and Tenant does not assign to Landlord, any damages payable for (i) movable trade fixtures installed by Tenant or anybody claiming under Tenant, at its own expense, or (ii) relocation expenses recoverable by Tenant from such authority in a separate action.

7.3  ADDITIONAL CASUALTY PROVISIONS
     ------------------------------

          (a) Landlord shall not be required to repair or replace any of Tenant's business machinery, equipment, cabinet work, furniture, personal property or other installations not originally installed by Landlord, but shall be required to repair or replace the Tenant's Work.

          (b) In the event of any termination of this Lease pursuant to this
Article VII, the Term of this Lease shall expire as of the effective termination date as fully and completely as if such date were the date herein originally scheduled as the Term Expiration Date, and Landlord shall assist Tenant to the extent necessary to secure Tenant's share of any insurance award relative to the Tenant's Work hereunder. Tenant shall have access to the Premises at Tenant's sole risk for a period of thirty (30) days after the date of termination in order to remove Tenant's personal property except as prohibited by any applicable governmental agency or official.

          (c) Notwithstanding any language to the contrary contained in this
Article VII, if all or any substantial part of the Premises and/or the Building Parking Areas or any part thereof (as hereinabove defined), shall be damaged by fire or other casualty or taken by eminent domain during the last two (2) years of the Term of this Lease or the last two (2) years of either of the Extended Terms, as the case may be, then either Landlord or Tenant may terminate this Lease effective as of the date of such fire or other casualty or taking upon notice to the other as aforesaid, except that Tenant may render Landlord's notice of termination nugatory by exercising early its option to extend the initial Term or First Extended Term, as the case may be, of this Lease for five
(5) additional years in accordance with Exhibit F. In the event of such early exercise, Landlord and Tenant agree to determine the Fixed Rent for the applicable Extended Term at least twelve (12) months prior to the commencement date of the applicable Extended Term in accordance with and in the manner set forth in said Exhibit F.

                                 ARTICLE VIII
                              RIGHTS OF MORTGAGEE

8.1  PRIORITY OF LEASE
     -----------------

     Landlord shall have the option to subordinate this Lease to any mortgagee or deed of trust of the Lot or Premises, or both ("the mortgaged premises"), provided that the holder thereof enters into a Subordination, Non-Disturbance and Attornment Agreement in the form attached hereto as Exhibit J.

8.2  LIMITATION ON MORTGAGEE'S LIABILITY
     -----------------------------------

     Upon entry and taking possession of the mortgaged premises for any purpose other than foreclosure, the holder of a mortgage shall have all rights of Landlord, and during the period of such possession, the duty to perform all Landlord's obligations hereunder. Except during such period of possession, no such holder shall be liable, either as mortgagee or as holder of a collateral assignment of this Lease, to perform, or be liable in damages for failure to perform any of the obligations of Landlord unless and until such holder shall enter and take possession of the mortgaged premises for the purpose of foreclosing a mortgage. Upon entry for the purpose of foreclosing a mortgage, such holder shall be liable to perform all of the obligations of Landlord, subject to the provisions of Section 8.3 provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under the provisions of
Section 10.4 to the owner of the equity of the mortgaged premises. From and after making entry and taking possession of the Premises, any such mortgagee shall be fully and completely liable for the obligations hereunder, including without limitation, the obligations set forth in Section 10.15 hereof.

8.3  MORTGAGEE'S ELECTION
     --------------------

     Intentionally Deleted.

8.4  NO PREPAYMENT OR MODIFICATION, ETC.
     -----------------------------------

     No Fixed Rent, additional rent, or any other charge shall be paid more than thirty (30) days prior to the due dates thereof, and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee in possession or in the process of foreclosing its mortgage) be a nullity as against such mortgagee. No assignment of this Lease (excepting only in accordance with the provisions of this Lease) and no agreement to make or accept any surrender, termination or cancellation of this Lease (excepting only in accordance with the provisions of this Lease) and no agreement to modify so as to reduce the rent, change the Term, or otherwise materially change the rights of Landlord under this Lease, or to relieve Tenant of any obligations or liability under this Lease, shall be valid unless consented to in writing by Landlord's mortgagees of which Tenant has received notice, and in any event such consent not to be unreasonably withheld, or delayed.

8.5  NO RELEASE OR TERMINATION
     -------------------------

     No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant's obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given thirty (30) days prior written notice of Landlord's act or failure to act to Landlord's mortgagees of which Landlord has provided written notice to Tenant, if any, specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant's rights, and (ii) such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter, but nothing contained in this Section 8.5 shall be deemed to impose any obligation on any such mortgagee to correct or cure any such condition. "Reasonable time" as used above means and includes a reasonable time to obtain possession of the mortgaged premises, if the mortgagee elects to do so, and a reasonable time to correct or cure the condition if such condition is determined to exist, however, in no event shall such time extend beyond sixty (60) days from the date Tenant provides notice to Landlord's mortgagee(s) as aforesaid.

8.6  CONTINUING OFFER
     ----------------

     The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a mortgagee (particularly, without limitation thereby, the covenants and agreements contained in this Article VIII) constitute a continuing offer to any person, corporation or other entity, which by accepting or requiring an assignment of this Lease or by entry or foreclosure assumes the obligations herein set forth with respect to such mortgagee, and such mortgagee shall be entitled to enforce such provisions in its own name. Provided that such mortgagee agrees in writing, pursuant to an agreement substantially in the form of Exhibit J attached hereto, to assume the Landlord's obligations hereunder, Tenant agrees on request of Landlord to execute and deliver from time to time an agreement substantially in the form of Exhibit J attached hereto which may reasonably be deemed necessary to implement the provisions of this Article VIII.

8.7  SUBMITTAL OF FINANCIAL STATEMENT
     --------------------------------

     At any time, but not more than annually during the Term of this Lease, within fifteen (15) days after request therefor by Landlord (i.e. to verify the net worth of Tenant referenced in Section 10.15 hereof or if requested by Landlord' mortgagee(s)), Tenant shall supply to Landlord and/or any mortgagee of Landlord a current financial statement, which such financial statement may be given by Tenant to Landlord in the form of Tenant's current annual report.

                                   ARTICLE IX
                                    DEFAULT

9.1  EVENTS OF DEFAULT BY TENANT
     ---------------------------

     It shall be an Event of Default under this Lease, if (i) Tenant fails to pay Fixed Rent or additional rent for more than ten (10) days, after notice thereof specifying such failure and that such failure may be an Event of Default hereunder; (ii) Tenant fails to perform its other non-monetary obligations hereunder for more than thirty (30) days after notice thereof from Landlord, together with such additional time, if any, as is reasonably required to cure the default if the default is of such a nature that it cannot reasonably be cured in thirty (30) days; or (iii) if Tenant makes any assignment for the benefit of creditors, or files a petition under any bankruptcy or insolvency law; or (iv) if such a petition is filed against Tenant and is not dismissed within thirty (30) days; or (v) if a receiver becomes entitled to Tenant's leasehold hereunder and it is not returned to Tenant within ninety (90) days; or
(vi) such leasehold is taken on execution or other process of law in any action against Tenant; then, and in any such cases, Landlord and the agents and servants of Landlord may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter while such default continues and without further notice enter into and upon the Premises or any part thereof in the name of the whole or mail a notice of termination addressed to Tenant at the Premises and repossess the same as of Landlord's former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and upon such entry or mailing as aforesaid, this Lease shall terminate, but Tenant shall remain liable as hereinafter provided. After the occurrence of an Event of Default as aforesaid, Tenant hereby waives all statutory rights of redemption, if any to the extent such rights may be lawfully waived, and Landlord, without notice to Tenant, may store Tenant's effects and those of any person claiming through or under Tenant at the expense and risk of Tenant and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

9.2  TENANT'S OBLIGATIONS AFTER TERMINATION
     --------------------------------------

     In the event that this Lease is terminated under any of the provisions contained in Section 9.1 , Tenant covenants to pay forthwith to Landlord, as compensation, a single lump-sum payment equal to the excess of the net present value of the total rent reserved for the residue of the Term (exclusive of any unexercised Extended Term(s) remaining at the time of termination) over the fair market rental value of the Premises (including additional rent) for said residue of the Term estimated as of the date of termination, discounted to base rate or comparable rate established by the First National Bank of Boston or its successors. If Landlord does not receive a single lump-sum payment from Tenant as aforesaid, Tenant covenants and agrees to pay punctually to Landlord all the sums and perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant under the foregoing covenants, Tenant shall be credited with any amount paid to Landlord as compensation as provided in the first sentence of this
Section 9.2 and also with the net proceeds of any rents obtained by Landlord by reletting the Premises, after deducting all Landlord's reasonable expenses in connection with such reletting, including, without implied limitation, all reasonable repossession costs, reasonable brokerage commissions, reasonable fees for legal services and reasonable expense of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof for a term or terms which may, at Landlord's option, be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet the same, and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same. Tenant shall also deduct the amount of the Security Deposit then held by Landlord from said amount. Landlord hereby agrees in all events to use reasonable efforts and due diligence to mitigate the foregoing damages and to relet the Premises.

          Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

                                   ARTICLE X
                                 MISCELLANEOUS

10.1 TITLES
     ------

     The titles of the Articles are for convenience and are not to be considered in construing this Lease.

10.2 NOTICE OF LEASE
     ---------------

     Concurrently with the executing of this Lease, Landlord and Tenant have executed and recorded a notice of lease in the form attached hereto as Exhibit
T. If this Lease is terminated before the Term expires the parties will execute an instrument in such form acknowledging the date of termination.

10.3 NOTICES FROM ONE PARTY TO THE OTHER
     -----------------------------------

     No notice, approval, consent requested or election required or permitted to be given or made pursuant to this Lease shall be effective unless the same is in writing. Communications shall be addressed, if to Landlord, at Landlord's Address with a copy to Paul A. Hedstrom, Esq., Hinckley, Allen & Snyder, One Financial Center, Boston, Massachusetts 02111, or at such other address as may have been specified by prior notice to Tenant and, if to Tenant, at Tenant's Address with a copy to Douglas M. Husid, Esq., Goulston & Storrs, 400 Atlantic Avenue, Boston, Massachusetts 02110, or at such other place as may have been specified by prior notice to Landlord. Any communication so addressed shall be deemed duly served if actually received or delivery is refused at the foregoing addresses mailed by registered or certified mail, return receipt requested, delivered by hand, or by overnight express service by a carrier providing a receipt of delivery.

10.4 BIND AND INURE
     --------------

     The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that the Landlord named herein and each successive owner of the Premises shall be liable only for the obligations accruing during the period of its ownership, said liability terminating as to future liability upon termination of such ownership and passing to the successor in ownership. Neither the Landlord named herein nor any successive owner of the Premises whether an individual, trust, a corporation or otherwise shall have any personal liability beyond (i) their equity interest in the Premises and the Lot, (ii) the rents and other income arising from the Premises and the Lot by the Landlord, (iii) the sales proceeds or other consideration received in connection with the sale or other disposition of the Premises or the Lot and (iv) any condemnation awards or insurance proceeds attributable to the Premises or the Lot.

10.5 NO SURRENDER
     ------------

     The delivery of keys to any employees of Landlord or to Landlord's agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.

10.6 NO WAIVER, ETC.
     ---------------

     The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Lease or, with respect to such failure of Landlord, any of the Rules and Regulations or Park Covenants referred to in Section 6.1.4, whether heretofore or hereafter adopted by Landlord, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation, nor shall the failure of Landlord to enforce any of said Rules and Regulations or Park Covenants against any other tenant in the Park be deemed a waiver of any such Rules or Regulations or Park Covenants, as applicable. The receipt by Landlord of Fixed Rent or additional rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach by Landlord, unless such waiver be in writing signed by Landlord. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same agreement or duty in a previous or subsequent instance, or any other agreement or duty.

10.7 NO ACCORD AND SATISFACTION
     --------------------------

     No acceptance by Landlord of a lesser sum than the Fixed Rent and additional rent then due shall be deemed to be other than on account of the earliest installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed as accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy in this Lease provided.

10.8 CUMULATIVE REMEDIES
     -------------------

     The specific remedies to which Landlord or Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant or Landlord, as applicable, of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord or Tenant shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

10.9   PARTIAL INVALIDITY
       ------------------

       If any term of this Lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.

10.10  LANDLORD'S RIGHT TO CURE
       ------------------------

       If Tenant shall at any time fail to perform its obligation in accordance with the provisions of this Lease and Tenant does not commence the cure of such failure within thirty (30) days of notice thereof (except in the event of emergencies), and thereafter diligently prosecute such cure to completion, then Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation, notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest at the rate of four percent (4%) per annum in excess of the then prime rate of interest being charged by the First National Bank of Boston or its successors), and all necessary incidental reasonable third party costs and expenses in connection with the performance of any such acts by Landlord, shall be deemed to be additional rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

10.11  ESTOPPEL CERTIFICATE
       --------------------

       Tenant agrees on the Commencement Date, and from time to time thereafter, upon not less than thirty (30) days' prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing in the form attached hereto as Exhibit G, certifying if true (and where not true, indicating where not true), as follows: that this Lease is unmodified and in full force and effect; that except as set forth in this Lease, Tenant has no defenses, offsets or counterclaims against its obligations to pay the Fixed Rent and additional rent and to perform its other covenants under this Lease; that there are no uncured defaults of Landlord or Tenant under this Lease (or, if there are any defenses, offsets, counterclaims, or defaults, setting them forth in reasonable detail); and the dates to which the Fixed Rent, additional rent and other charges have been paid. Any such statements delivered pursuant to this Section

10.11 may be relied upon by any prospective purchaser or mortgage of premises which include the Premises or any prospective assignee of any such mortgagee.

10.12  WAIVER OF SUBROGATION
       ---------------------

       Landlord and Tenant mutually agree, with respect to any hazard which is covered by casualty or property insurance then being carried by them, or required to be carried hereunder (whether or not such insurance is then in effect) to release each other from any and all claims with respect to such loss; and they further mutually agree that their respective insurance companies shall have no right of subrogation against the other on account thereof. If extra premium is payable by either party as a result of this provision, the other party shall reimburse the party paying such premium the amount of such extra
premium.    The parties further agree that if said waiver of subrogation shall be unobtainable or unenforceable or shall void the respective policies, then their respective insurance policies shall not be invalidated, and said waiver shall become null and void and of no further force and effect.

10.13  BROKERAGE
       ---------

       Tenant represents and warrants to Landlord, and Landlord represents and warrants to Tenant, that it has dealt with no broker, other than such brokers listed in Section 1.1, in connection with this transaction and agrees to defend, indemnify and save the other party harmless from and against any and all claims for a commission arising out of this Lease made by anyone, other than such brokers in Section 1.1. Landlord shall be responsible for, and hold Tenant harmless with respect to all fees and commissions payable to such brokers specified in Section 1.1.

10.14  PARKING
       -------

       Tenant's occupancy of the Premises shall include the use of 3.5 parking spaces per 1,000 square feet of rentable floor area of the Premises, which such spaces are designated as the Building Parking Area (excluding any Expansion Space as may be hereinafter included pursuant to Exhibit R below any other space leased by Tenant in the Park), as shown on Landlord's Plans. In the event that Landlord does not provide such 3.5 parking spaces per 1,000 square feet of rentable floor area for other space developed in the Park, then Landlord agrees to segregate the Building Parking Area (which such area shall be adjacent to or abut the Building and shall be located within the Exclusive Office Area shown on Exhibit U hereto) to ensure that such parking ratio required hereunder of 3.5 parking spaces, per 1,000 square feet has been satisfied. As set forth in
Section 2.1 hereof, the Building Parking Area shall be used by Tenant in common with other tenants of the Building (which may be expanded pursuant to Exhibit R hereto). In the event that the Expansion Space is constructed by Landlord pursuant to the provisions of Exhibit R, then, subject to the provisions of Exhibit R, the Building Parking Area shall be relocated to the parking area as shown on Exhibit N attached hereto.

10.15  SECURITY DEPOSIT
       ----------------

     A "Security Deposit" in the initial amount of one million two hundred ninety thousand dollars ($1,290,000.00) shall be delivered by Tenant to Landlord as follows: (i) $215,000.00 of which shall be delivered to Landlord within three
(3) days of the execution and delivery of this Lease by both the Landlord and Tenant, and (ii) $1,075,000.00 shall be delivered not less than thirty (30) days after the date on which Landlord notifies Tenant that it has obtained a building permit and that it intends to commence the construction of the Landlord's Work in accordance with the terms hereof, which such notice shall contain a copy of such building permit obtained by Landlord. Such Security Deposit (if in the form of cash as hereinbelow provided) shall be held by Landlord in an interest-bearing, segregated single purpose money-market type account with Bank of Boston (or its successor). All interest earned on said amount shall be the sole property of the Tenant, and shall be remitted to the Tenant on a yearly basis. The Security Deposit may at Tenant's election, be in the form of (a) cash escrow or (b) a letter of credit, which letter of credit shall (i) be in the form of the sample letter of credit attached hereto as Exhibit O, (ii) name Landlord as its beneficiary, (iii) expire not less than one (1) year after the issuance thereof, and (iv) be drawn on an FDIC-insured financial institution reasonably satisfactory to Landlord. In the event Tenant elects to replace the initial cash portion of the Security Deposit delivered pursuant to (i) above and delivers to Tenant a letter of credit to Landlord in the manner hereinbefore required for the entire $1,290,000.00 , then Landlord hereby agrees that it shall forthwith return to Tenant any such cash deposit together with any interest earned thereon. Landlord hereby agrees that Silicon Valley East and Fleet National Bank are satisfactory institutions for such purpose. If the form is as set forth in (b) above and if the initial term of the letter of credit will expire, Tenant shall from time to time, as necessary, renew or replace or amend the original and any subsequent letter of credit no less than ten (10) days prior to the stated expiration date of the letter of credit then held by Landlord, and if Tenant fails to renew or replace or amend said letter of credit by not later than ten (10) days prior to expiration, Landlord may draw upon such letter of credit and hold the proceeds thereof in a segregated account as a Security Deposit pursuant to the terms of this Section 10.15. Any renewal of or replacement for the original or any subsequent letter of credit shall meet the requirements for the original letter of credit as set forth above.

     Landlord may, from time to time, without prejudice to any other remedy, use all or a portion of the Security Deposit to cure any Event of Default by Tenant (as defined in Section 9.1) that remains uncured after the expiration of any applicable grace periods. Following any such application of the Security Deposit, Tenant shall upon demand, either (i) restore the letter of credit to its full amount, or (ii) provide Landlord with an additional cash security deposit in an amount equal to the amount of Security Deposit applied by Landlord. If there is not an existing uncured Event of Default at the expiration or termination of this Lease, after Tenant surrenders the Premises to Landlord in accordance with this

Lease and all amounts due Landlord from Tenant are finally determined and paid by Tenant or through application of the Security Deposit, the balance of the Security Deposit or balance shall be returned to Tenant. If Landlord transfers its interest in Premises during the Lease Term, Landlord shall assign the Security Deposit to the transferee and, provided the transferee accepts such assignment, Landlord shall thereafter shall have no further liability for the return of such Security Deposit

     Notwithstanding anything herein to the contrary, commencing on the first anniversary of the Term Commencement Date, and on each successive anniversary of the Term Commencement Date (each, a "Reduction Date") (i) if the Security Deposit is in the form of cash, Landlord will remit a portion of the Security Deposit in an amount equal to two hundred fifty-eight thousand dollars ($258,000.00) to Tenant, and (ii) if the Security Deposit is in the form of a letter of credit, Landlord shall return the letter of credit to Tenant (without any drawing thereon) provided that Tenant has delivered a replacement (or amended) letter of credit, in an amount reduced by twenty percent (20%) from the amount of the previous letter of credit, which replacement (or amended) letter of credit shall comply with the foregoing requirements, and after the reduction of the Security Deposit to $0.00 Tenant shall have no further obligation to maintain a Security Deposit hereunder; provided, however, in the event that prior to the reduction of the Security Deposit to $0, if on any Reduction Date the net worth of Tenant is seventy-seven million three hundred thousand dollars ($77,300,000.00) or less (measured by financial statement certified by Tenant's chief financial officer and furnished to Landlord annually pursuant to Section
8.8 hereof), then within thirty (30) days after requested by Landlord in writing, such date Tenant shall deliver additional funds (whether in cash or in the form of a letter of credit) to Landlord to be held as a Security Deposit, such that after delivery of such funds the amount of the Security Deposit held by Landlord shall be one million two hundred ninety thousand dollars ($1,290,000.00); and, if Tenant restores the Security Deposit as aforesaid, then commencing with the next succeeding Reduction Date, the Security Deposit shall again be reduced as aforesaid. In the event that the Landlord fails to remit all or any portion of said Security Deposit to Tenant by not later than thirty
(30) days after a Reduction Date, then Tenant may offset said amount against the Fixed Rent next payable hereunder until such amount has been recaptured by Tenant in full, provided, however, that Tenant has given Landlord at least ten
(10) days prior written notice of its intention to so offset the Fixed Rent.

10.16  ENTIRE AGREEMENT
       ----------------

       This instrument contains the entire and only agreement between the parties as to the Premises, and no oral statements or representations or prior written matter not contained in this instrument shall have any force or effect. This Lease shall not be modified in any way except by a writing subscribed by both parties.

10.17  GOVERNING LAW
       -------------

       This Lease shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

10.18  ADDITIONAL REPRESENTATIONS
                  ---------------

       Landlord represents and warrants to Tenant as follows:

       (a) that Landlord has the right and authority to enter into this Lease and grant Tenant possession of the Premises and other rights set forth herein;

       (b) that Landlord is the fee simple owner of the Lot and that Landlord (or its affiliate(s) or an affiliate(s) of The Gutierrez Company) are the fee simple owners of the Park; and

       (c) that the Building, the Building Parking Area and the Lot will, upon Substantial Completion and issuance of all necessary permits and approvals required to be obtained from any and all necessary governmental agencies prior to occupancy of the Premises by Tenant, including without limitation, a certificate of occupancy from the Town of Burlington which allows Tenant to use and occupy the Building as specified in Article III hereof, comply with all dimensional, use, parking, loading and other zoning requirements of the Town of Burlington, and all applicable building codes and governmental requirements, including without limitation the regulations of the Architectural Access Board and the ADA.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of this 11th day of March, 1997.

                              LANDLORD:  WAYSIDE REALTY TRUST

                              By: /s/ Arthur J. Gutierrez
                                ________________________________________________

                                 Arthur J. Gutierrez, Trustee of Wayside Realty Trust, u/d/t dated August 31, 1995, and recorded with the Middlesex South Registry of Deeds in Book 25628, Page 331, as trustee and not individually

                                 Hereunto duly authorized by all of the
                                 beneficiaries of said Trust

                              Dated: March 11, 1997
                                    ____________________________________________

                              By: /s/ John A. Cataldo
                                 _______________________________________________
                                 John A. Cataldo, Trustee of Wayside Realty
                                 Trust, u/d/t dated August 31, 1995, and
                                 recorded with the Middlesex South Registry of Deeds in Book 25628, Page 331, as trustee and not individually

                                 Hereunto duly authorized by all of the
                                 beneficiaries of said Trust

                              Dated: March 11, 1997
                                    ____________________________________________

                              TENANT:  OPEN MARKET INC.

                              By: /s/ Regina O. Sommer
                                 _______________________________________________
                              Its: CFO
                                  ______________________________________________
                              Dated: March 10, 1997
                                    ____________________________________________

                                 EXHIBIT "C-2"
                        CERTIFICATE OF FINAL COMPLETION
                        -------------------------------


Project:  Open Market, Inc.                   Lease Date:  March ___, 1997

Location: One Wayside Road                    Date:
          Burlington, MA

Owner:    Arthur J. Gutierrez and             Trade:
          John A. Cataldo, as trustees of
          Wayside Realty Trust, u/d/t dated
          August 31, 1995and recorded with
          the Middlesex South Registry of
          Deeds in Book 25628, Page 331


(   )  All work has been completed in accordance with Contract Documents.

(   )  All work has been completed in accordance with Contract Documents, except for that listed in attached schedule for which a credit has been taken.


Final Inspection was made _________________ in the presence of:


Remarks:



Owner must have completed or corrected all punch list items or accepted credit for unsatisfactory or incomplete work and submitted all Close-out Documents as listed on Close-out Documents - Record & Transmittal Form.

This is to certify that Open Market Inc. will not be held responsible for any bills, liens, claims or demands in connection with the above noted project. All workmanship and materials are hereby guaranteed in accordance with stipulations in the Contract Documents and Lease on Certificate of Substantial Completion.


By:________________________________      By:_________________________________

Title:_____________________________      Title:______________________________

Date:______________________________      Date:_______________________________

NOTE:  See also definition of substantial completion in the Contract Documents.

                                  EXHIBIT "D"
                              LANDLORD'S SERVICES
                              -------------------

I.   CLEANING
     --------

     A.   General

          1. All cleaning work will be performed between 8:00 AM and midnight, Monday through Friday, unless otherwise necessary for stripping, waxing, etc.

          2. Abnormal waste removal (e.g., computer installation paper, bulk packaging, wood or cardboard crates, refuse from cafeteria operation, etc.) shall be Tenant's responsibility.

     B.   Daily Operations (5 times per week)

          1.   Tenant Areas

               a. Empty and clean all waste receptacles. Wash receptacles as necessary.
               b.   Vacuum all rugs and carpeted areas.
               c.   Empty, damp-wipe and dry all ashtrays.

          2.   Lavatories

               a.   Sweep and wash floors with disinfectant.
               b.   Wash both sides of toilet seats with disinfectant.
               c.   Wash all mirrors, basins, bowls, urinals.
               d.   Spot-clean toilet partitions.
               e.   Empty and disinfect sanitary napkin disposal receptacles.
               f. Refill toilet tissue, towel, soap and sanitary napkin dispensers.

          3.   Public Areas

               a. Wipe down entrance doors and clean glass (interior and exterior).
               b.   Vacuum elevator carpets and wipe down doors and walls.

     C.   Operations as Needed (but not less than every other day)

          1.   Tenant and Public Areas

               a.   Buff all resilient floor areas every other day.
               b.   Clean water coolers.

     D.   Weekly Operations

          1.   Tenant Areas, Lavatories, Public Areas

               a. Hand dust and wipe clean all horizontal surfaces with treated cloths to include furniture, office equipment, window sills, door ledges, chair rails, baseboards, convector tops, etc. within normal reach.
               b. Remove finger marks from private entrance doors, light switches, and doorways.
               c.   Sweep all stairways.

     E.   Monthly Operations

          1.   Tenant and Public Areas

               a.   Thoroughly vacuum seat cushions on chairs, sofas, etc.
               b.   Vacuum and dust grillwork.

          2.   Lavatories

               a.   Wash down interior walls and toilet partitions.

     F. As Required and Weather Permitting (but not less than three times per year)

          1.   Entire Building

               a.   Clean inside of all windows.
               b.   Clean outside of all windows.

     G.   Yearly

          1.   Tenant and Public Areas

               a.   Strip and wax all resilient tile floor areas.

II.  HEATING, VENTILATING AND AIR CONDITIONING
     -----------------------------------------

     1. Heating, ventilation and air conditioning as required to provide reasonably comfortable temperatures for normal business day occupancy (except holidays), Monday through Friday, from 8:00 AM to 6:00 PM and Saturday from 8:00 AM to 5:00 PM; provided, however, (i) if Landlord recaptures a portion of the initial Premises in accordance with the provisions of Section 6.16, then Landlord shall only be obligated to furnish such services to 1:00 PM on Saturdays, and (ii) if Tenant elects not to lease the entire Expansion Space pursuant to Exhibit R, then only with respect to the Expansion Space, Landlord shall only be obligated to furnish such services to 1:00 p.m. on Saturday (but Landlord shall continue to furnish such services to the initial Premises until 5:00 p.m. on Saturdays); any additional services may be requested by Tenant and shall be furnished by Landlord provided that the additional costs thereof are chargeable to Tenant pursuant to the provisions of Sections 4.2 and 5.1.2 and Paragraph 5 of Exhibit E hereto).

     2. Maintenance on any additional or special air conditioning equipment and the associated operating cost will be at Tenant's expense.

III. WATER
     -----

     Hot water for lavatory purposes and cold water for drinking, lavatory and toilet purposes.

IV.  ELEVATORS (If building is elevated)
     ---------

     Elevators for the use of all tenants and the general public for access to and from all floors of the Building, programming of elevators (including, but not limited to, service elevators), shall be as Landlord from time to time determines best for the Building as a whole.

V.   RELAMPING OF LIGHT FIXTURES
     ---------------------------

     Tenant will reimburse Landlord for relamping, ballasts and starters within the Premises.

VI.  CAFETERIA, VENDING AND PLUMBING INSTALLATIONS
     ---------------------------------------------

     1. Any space to be used primarily for lunchroom or cafeteria operation shall be Tenant's responsibility to keep clean and sanitary. Cafeteria, vending machines or refreshment service installations by Tenant must be approved by Landlord in writing. All maintenance, repairs and additional cleaning necessitated by such installations shall be at Tenant's expense.

     2. Tenant is responsible for the maintenance and repair of plumbing fixtures and related equipment installed in the Premises for its exclusive use (such as in coffee room, cafeteria or employee exercise area).

VII. ELECTRICITY
     -----------

     Tenant shall pay for all electricity consumed in the Premises. The Premises shall be separately metered

     Tenant's use of electrical energy in the Premises shall not at any time exceed the capacity of any of the electrical conductors or equipment in or otherwise serving the Premises. To ensure that such capacity is not exceeded and to avert possible adverse effects upon the Building's electrical system, Tenant shall not, without prior written notice to Landlord in each instance, connect to the Building electric distribution system any fixtures, appliances or equipment which operates on a voltage in excess of 120 volts nominal, or which requires a single (dedicated) circuit without so providing, or make any alteration or addition to the electric system of the Premises. Unless Landlord shall reasonably object to the connection of any such fixtures, appliances or equipment, all additional risers or other equipment required therefore shall be provided by Landlord and the cost thereto shall be paid by Tenant upon Landlord's demand.

     The parties acknowledge and understand that because of the deregulation process underway in the energy industry, utility companies whose lines and other facilities supply the Premises may require as a condition to the installation of such facilities, whenever installed, that the owner of the Premises make payment to such utility for the facilities it has provided upon the occurrence of certain future events, if, for example, a tenant of the Premises utilizing such facilities discontinues purchasing energy from such utility. Landlord may be required to enter into an agreement with such utility that would obligate it to make such payments in the future. Any such agreement and or amendments, modifications, replacements, or substitutions thereof, shall be submitted to Tenant for its prior written approval, such approval not to be unreasonably withheld or delayed. Tenant's failure to respond within five (5) days of Landlord's submittal for approval shall be deemed to constitute approval by Tenant. In addition, Tenant's written disapproval of any such request shall cause Tenant to be solely responsible for payment of any capital items to be supplied by the utility company, at no cost or expense to Landlord. If such utility providing energy service to the Premises requires payments, whether based on contract or tariff, from the Landlord with respect to facilities provided by that utility to the Premises that are utilized by the Tenant, the Landlord shall so inform Tenant in writing and the Tenant hereby agrees that it shall reimburse the Landlord for all such payments required pursuant to agreements, of which Tenant has received notice, as additional rent, when and as made by the Landlord. Subject to the requirements, terms and conditions of any agreement approved (or deemed approved) by Tenant and subject to Landlord's prior written consent, which shall be withheld only if Landlord has reasonable concern with the reputation of the supplier or the reliability of the supply proposed by Tenant, Tenant may elect, from time to time, to purchase electricity from such supplier or suppliers as Tenant may choose, Tenant agreeing to hold Landlord harmless from and against all costs or charges associated therewith. In connection therewith, Tenant shall have the right to contest, at Tenant's sole cost and expense, any of such costs or charges paid by Tenant pursuant to the requirements of any agreement approved (or deemed approved) by Tenant hereunder.

                                  EXHIBIT "E"
                             RULES AND REGULATIONS
                             ---------------------

1. The entrance, lobbies, passages, corridors, elevators and stairways shall not be encumbered or obstructed by Tenant, Tenant's agents, servants, employees, licensees, and visitors be used by them for any purpose other than for ingress and egress to and from the Premises. The moving in or out of all safes, freight, furniture, or bulky matter of any description must take place during the hours which Landlord may determine from time to time. Landlord reserves the right to inspect all freight and bulky matter to be brought into the Building and to exclude from the Building all freight and bulky matter which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

2. No curtains, blinds, shades, screens, or signs other than those furnished by Landlord shall be attached to, hung in, or used in connection with any window or door of the Premises without the prior written consent of the Landlord. Interior signs on doors shall be painted or affixed for Tenant by Landlord or by sign painters first approved by Landlord, at the expense of Tenant, and shall be of a size, color and style acceptable to Landlord.

3. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism thereof without the prior written consent of Landlord. Tenant must, upon the termination of its tenancy, restore to Landlord all keys of stores, shops, booths, stands, offices and toilet rooms, either furnished to or otherwise procured by Tenant; and in the event of the loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

4. Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same.

5. Tenant may request heating and/or air conditioning during other periods in addition to normal working hours by submitting their request in writing to the Building Manager's office no later than 2:00 PM the preceding workday (Monday through Friday) on forms available from the Building Manager. The request shall clearly state the start and stop hours of the "off-hour" service. Tenant shall submit to the Building Manager a list of personnel who are authorized to make such requests. Charges are to be determined by the Building Manager on the additional hours of operations and shall be fair and reasonable and reflect the additional operating costs involved. Current charges are estimated at $25.00/hour per unit based upon charges for similar costs in similar office buildings in the Town of Burlington.

6. Tenant shall comply with all reasonably necessary security measures from time to time established by Landlord for the Building.

7. Should Tenant's organization have a non-smoking policy presently in effect for their visitors and/or employees or institute such a policy during the term of this Lease, Tenant shall set aside a smoking area within the Premises, properly ventilated and/or with smoke filtration units, so as not to interfere with any fire protection devices, such as smoke detectors, or the quality of air recirculated in the Building's HVAC system.

                                  EXHIBIT "F"
                                OPTION TO EXTEND
                                ----------------

     The Tenant has the option to extend this Lease for two (2) successive five (5) year terms ("Extended Terms", and separately the "First Extended Term" and the "Second Extended Term"), the exercise of each of which shall automatically extend the term of this Lease without the necessity of additional documentation. So long as there does not exist any Event of Default hereunder at such time, the options to extend shall be deemed to have been exercised as to the First Extended Term by Tenant's notification to Landlord that it elects to exercise its first option to extend at least twelve (12) months but not more than eighteen (18) months prior to the end of the initial Term hereunder and as to the Second Extended Term by Tenant's notification to Landlord that it elects to exercise its second option to extend at least twelve (12) months but not more than eighteen (18) months prior to the end of the First Extended Term. Each Extended Term shall be upon the same terms and conditions as are set forth in this Lease, including, without limitation, the Tenant's obligations to pay Operating Cost Escalation set forth in Section 4.2, except that (i) there shall be no additional option to extend after the termination of the Second Extended Term or the failure to exercise the first option, whichever shall first occur, and (ii) the annual Fixed Rent for the First Extended Term shall be equal to ninety-five percent (95%) of the Market Rent (as defined in and determined in accordance with Exhibit P) and (iii) the annual Fixed Rent for the Second Extended Term shall be equal to ninety-five percent (95%) of the Market Rent (as defined and determined in accordance with Exhibit P). In no event, however, shall (a) the annual Fixed Rent and additional rent for the First Extended Term be less than the annual Fixed Rent and additional rent for the last twelve (12) months of the initial Term hereunder, and (b) the annual Fixed Rent and additional rent for the Second Extended Term be less than the annual Fixed Rent and additional rent for the First Extended Term

                                   EXHIBIT I
                                 PARK COVENANTS
                                 --------------


      Landlord agrees with Tenant to enforce, or cause to be enforced, these Park Covenants with all due diligence to preserve the quality and appearance of the Park.

      The Lot is approximately seven (7) acres and is located in an approximately twenty-one (21) acre development park (hereinafter, together with any additions thereto, called the "Park") shown on the Plan of the Park attached hereto as Exhibit A and more particularly described therein and elsewhere in this Lease, as the same, including without limitation the Common Areas of the Park, may be amended by Landlord from time to time in accordance with and subject to the provisions of Section 2.1 of this Lease. Any such amendments materially affecting the Lot shall not be made without Tenant's prior approval, which such approval shall not be unreasonably withheld or delayed.

      All lots of land comprising the Park (which lots, including without limitations the Lot, are individually called the "Parcel" and collectively the "Parcels") are subject to the following restrictions which shall bind Wayside Realty Trust ("Grantor") as owner of the Park and its successors in title.

A. All parcels shall have facilities for parking, loading and unloading sufficient to serve any uses of the Parcels without using adjacent streets for such purpose. On-street parking shall be prohibited. All parking, trucking and vehicular maneuvering areas for a Parcel shall be contained within such Parcel.

B. No exterior loading platforms shall be visible from any primary way or proposed primary way serving the Park. Screening and planting may be used for this purpose.

C. No open or outside storage shall be done on any Parcel, other than normal and customary trash compactors and containers on locations to be reasonably approved by Landlord in advance.

D. Signs shall conform to the sign ordinances of the Town. Any variance from such ordinance granted by the Town must also be approved by Grantor in the manner provided below in Section I.

E. No condition or use of any Parcel will be permitted which is objectable by reason of noise, odor, vibration, smoke, radiation, the hazardous nature of the use, or the violation of environmental laws or regulations adopted by the Town, the Commonwealth, the Federal Government or any Court.

F. All utilities serving a Parcel shall be placed underground, unless prohibited by the utility company. Any exterior lighting on a Parcel shall either be indirect or of such controlled focus and intensity as not to disturb street traffic or the occupancy of any adjacent Parcel.

G. The exterior appearance of any buildings in the Park, including landscaping thereon, shall be kept neat and orderly and free from litter.

H. No building, exterior sign, fence, wall, exterior lighting or other structure shall be erected or allowed to maintain on any portion of the Park or exterior structural alteration or addition made, except pursuant to plans approved in writing by Grantor as to landscaping, parking and architectural conformity with existing buildings in the Park.

I. The Grantor may from time to time by written instrument in recordable form grant variance from any one or more of these restrictions (except Restrictions B, E, G or H for which variances may not be granted) where the Grantor reasonably determines that the variance can be granted without substantial detriment to the intent and purpose of the restrictions and without substantial detriment to the Land, and portions of the Park theretofore built upon.

J. Written approval by the Grantor as to any buildings, signs, structures, alterations, additions and landscaping approved by Grantor in good faith shall be conclusive evidence of compliance with these restrictions. The Grantor agrees to furnish to any grantee such written instruments in recordable form as may reasonably be requested by the grantee as evidence of such compliance.

K. The term "Grantor", as herein used, shall mean the Wayside Realty Trust and any successors in title.

                                  EXHIBIT "M"
                                  -----------

                             INTENTIONALLY DELETED

                                  EXHIBIT "P"
                                  MARKET RENT
                                  -----------

     The market rent for the Premises shall be the then fair market rent for similar space in similar office buildings in the Town of Burlington, which such rent (the "Market Rent") shall be determined as follows:

     (a) The Market Rent shall be proposed by Landlord within fifteen (15) days of receipt of Tenant's notice that it intends to exercise its option to extend the Term as specified in Exhibit F of this Lease hereof (the "Landlord's Proposed Market Rent"). The Landlord's Proposed Market Rent shall be the Market Rent unless Tenant notifies Landlord, within fifteen (15) days of Tenant's receipt of Landlord's Proposed Market Rent, that Landlord's Proposed Market Rent is not satisfactory to Tenant ("Tenant's Rejection Notice").

     (b) If Tenant delivers Tenant's Rejection Notice and the Market Rent is not otherwise agreed upon by Landlord and Tenant within forty-five
          (45) days after Landlord's receipt of Tenant's notice that it intends to exercise its option to extend the Term, then the Market Rent shall be determined by the following appraisal procedure:

          1. Within five (5) days of the expiration of said forty-five (45) day period, Tenant shall give notice to Landlord, which notice shall specify the name and address of the appraiser designated by Tenant (the "Tenant's Appraisal Notice"). Landlord shall within five (5) days after receipt of Tenant's Appraisal Notice, notify Tenant of the name and address of the appraiser designated by Landlord. Such two appraisers shall, within twenty (20) days after the designation of the second appraiser, make their determinations of the Market Rent in writing and give notice thereof to each other and to Landlord and Tenant. Such two (2) appraisers shall have twenty (20) days after the receipt of notice of each other's determination to confer with each other and to attempt to reach agreement as to the determination of the Market Rent. If such appraisers shall concur in such determination, they shall give notice thereof to Landlord and Tenant and such concurrence shall be final and binding upon Landlord and Tenant. If such appraisers shall fail to concur as to such determination within said twenty (20) day period, they shall give notice thereof to Landlord and Tenant and shall immediately designate a third appraiser. If the two appraisers shall fail to agree upon the designation of such third appraiser within five (5) days after said twenty (20) day period, then they or either of them shall give notice of such failure to agree to Landlord and Tenant and if Landlord and Tenant fail to agree upon the selection of such third appraiser within five (5) days after the appraiser(s) appointed by the parties give notice as aforesaid, then either party on behalf of both may apply to the American Arbitration Association or any successor thereto, or on his or her failure, refusal or inability to act, to a court of competent jurisdiction, for the designation of such third appraiser.

          2. All appraisers shall be independent real estate appraisers or consultants who shall have had at least seven (7) years continuous experience in the business of appraising real estate in the suburban Boston area.

          3. The third appraiser shall conduct such hearings and investigations as he or she may deem appropriate and shall, within ten (10) days after the date of his or her designation, make an independent determination of the Market Rent.

          4. If none of the determinations of the appraisers varies from the mean of the determinations of the other appraisers by more than ten (10%) percent, the mean of the determinations of the three
               (3) appraisers shall be the Market Rent for the Premises. If, on the other hand, the determination of any single appraiser varies from the mean of the determinations of the other two (2) appraisers by more than ten (10%) percent, the mean of the determination of the two (2) appraisers whose determinations are closest shall be the Market Rent.

          5. The determination of the appraisers, as provided above, shall be conclusive upon the parties and shall have the same force and effect as a judgment made in a court of competent jurisdiction.

          6. Each party shall pay fees, costs and expenses of the appraiser selected by it, its own counsel fees, and one-half (1/2) of all other expenses and fees of any such appraisal.

Notwithstanding the foregoing Exhibit P, Fixed Rent and additional rent shall never, except as provided in Articles III and VII, be less than stated in
Section 1.1 and in Section 3.2 of this Lease.

                                  EXHIBIT "Q"
                             RIGHT OF FIRST REFUSAL
                             ----------------------

     Landlord shall not lease, agree to lease, or accept any offer to lease the "final 80,000 square feet of office to be constructed in the Park" unless Landlord first affords Tenant an opportunity to lease such area in accordance with the provisions of this Exhibit Q and only after written notice to Tenant. Such notice shall contain the essential terms of any bona fide, third party offer made by and/or received by Landlord with respect to such rentable area (Landlord's summary thereof, shall herein be referred to as the "Third Party Offer"). The Third Party Offer shall set forth all of the terms and conditions upon which it is made, and shall express the annual fixed rent amounts, the operating expense base amounts, the total rent and other consideration for the lease in terms of a cash dollar amount, the allowances, concessions, term and all other material conditions and provisions thereof. Upon receipt of such notice and Third Party Offer from Landlord, and provided further that there does not then exist an uncured, continuing Event of Default under this Lease and provided further that the Tenant specified in Section 1.1 hereof is then leasing at least approximately ninety thousand (90,000) square feet of space in the Building, then Tenant shall have a right to lease any such space on the terms set forth in the Third Party Offer by giving notice to Landlord to such effect within fourteen (14) days after Tenant's receipt of Landlord's notice of such Third Party Offer. If such notice is not so timely given by Tenant, then Landlord shall be free to lease the subject space to said third party on the terms and conditions contained in the Third Party Offer at any time after the expiration of said fourteen (14) day period. The non-exercise by Tenant of its rights under this Exhibit Q as to any one Third Party Offer by Landlord, shall not be deemed to waive any of Tenant's rights of first refusal as to the remainder of said 80,000 square feet, or as to the rentable area described in the Third Party Offer if Landlord determines to substantially modify or substantially amend the terms of the offering from such notice of offer given by Landlord to Tenant hereunder (in which event Tenant's rights hereunder shall revive and continue with respect to such modified or amended terms).

     In the event that Tenant accepts Landlord's offer to lease such rentable space in the Park, which is the subject of Landlord's offer to Tenant, then Landlord and Tenant hereby agree that they shall enter into a mutually acceptable agreement amending, modifying or supplementing this Lease, specifying that such rentable area is a part of the Premises under this Lease and demising said premises to Tenant, or at Landlord's election, shall enter into a separate lease agreement substantially in the form of this Lease, as modified to comply with the terms of the Third Party Offer, with respect to such rentable space. Such amendment (or separate lease agreement, as the case may be) shall also contain other appropriate terms and provisions relating to the addition of such rentable space to this Lease or the leasing of such rentable space, as applicable, and shall be signed by Tenant within forty-five (45) days of receipt of the proposed agreement from the Landlord in the form as hereinabove required.

     Notwithstanding anything to the contrary in this Exhibit Q, if Tenant notifies Landlord of its election to lease such rentable space in the Park which was the subject of the Third Party Offer and then fails to execute and deliver the required amendment to this Lease (or separate lease agreement, as applicable) once the same has been mutually agreed upon by Landlord and Tenant in accordance with this Exhibit Q, then (i) Tenant shall be deemed to have waived its rights under this Exhibit Q, (ii) Landlord shall have the unrestricted right to lease such space upon whatever terms and conditions as are negotiated by Landlord in its sole discretion; and (iii) Tenant's right of first refusal as to rentable space in the Park hereunder shall terminate and be of no further and effect. The recording by the Landlord of an affidavit to such effect shall be conclusive evidence of the termination or waiver of Tenant's first refusal option hereunder. Otherwise, if the Landlord and Tenant, each acting reasonably and in good faith, fail to agree on a mutually agreeable form of amendment to this Lease (or separate lease agreement, as the case may be) within said forty-five (45) day period upon receipt of Landlord's proposed form of agreement, unless such date is extended by mutual agreement of both parties hereto, then such failure shall be treated as a non-exercise by Tenant of its right of first refusal in accordance with the first paragraph of this Exhibit Q.

     The term "final 80,000 square feet of office to be constructed in the Park" shall mean (a) any additional 80,000 square feet of office space to be constructed within the Exclusive Office Area by Landlord or Landlord's affiliates, excluding the initial Premises and the Expansion Space, which area may be located in the building identified on the conceptual plan attached hereto as Exhibit U as "Proposed Office Building 4 Story 80,000 S.F." (the "Proposed Office Building"), and (b) if Landlord elects to construct any additional office space in the Park outside of the Exclusive Office Area, up to 80,000 square feet of such office space constructed outside of the Exclusive Office Area. Landlord and Tenant hereby acknowledge and agree that if Landlord intends to construct the Proposed Office Building, or any such additional office space outside of the Exclusive Office Area, Landlord shall exercise good faith efforts to obtain any and all approvals and permits, including but not limited to all zoning, subdivision, wetlands and environmental permits and approvals necessary for construction of such building generally similar to the conceptual plan attached hereto as Exhibit U; provided, however, Landlord shall have the right to make any such modifications to the Proposed Office Building or to such additional office space (including its size, layout and location on the lot) and appurtenances (including parking) and/or to the lot lines, as are reasonably required or determined by Landlord and/or the applicable permitting authorities, so long as the Proposed Office Building remains in the Exclusive Office Area, and such additional office space remains in the area outside of the Exclusive Office Area.

         In no event shall Landlord's failure to obtain all necessary permits and approvals or to construct any future office space in the Exclusive Office Area or outside of the Exclusive Office Area be deemed an event of default by Landlord under this Lease, it being agreed by Tenant that Landlord's sole obligation hereunder is to use reasonable efforts to determine what will constitute the "final 80,000 square feet of office to be constructed in the Park", and if and when such additional office space can be built.

                                  EXHIBIT "R"
                                EXPANSION OPTION
                                ----------------

    Landlord agrees it shall hold available, subject to the conditions of this Exhibit R, for Tenant the land described in Exhibit N of this Lease (the "Expansion Land") required to support one contiguous expansion of the Building by Landlord for Tenant for a total of up to sixty thousand (60,000) square feet of additional space (the "Expansion Space"). Landlord acknowledges and agrees not to construct or permit the construction of any buildings in, on or under the Expansion Land, and not to use the Expansion Land for purposes other than for providing the required parking to Tenant pursuant to the provisions of Section
10.14 of the Lease, subject to the conditions of this Exhibit R. The size and footprint of the Expansion Space shall be determined by Tenant provided, however, that such expansion shall be a four (4) story building, shall not be for less than thirty thousand (30,000) square feet nor more than sixty thousand (60,000) square feet, and that the footprint and parking of such expansion shall be within the general building footprint and parking areas shown on the Proposed Expanded Building Footprint & Site Plan, prepared by Vanasse, Hangen & Brustlin, Inc., dated December 2, 1996 attached as Exhibit N to this Lease (the "Expanded Building Site Plan"), or such other area as is reasonably agreed upon by Landlord and Tenant. So long as there does not then exist any uncured, continuing Event of Default and this Lease is then in existence and in full force and effect, and such expansion option has not been terminated in accordance with paragraph I. of this Exhibit R, Landlord shall be required to hold the Expansion Land available as aforesaid, or to cause an affiliate of Landlord to hold the Expansion Land available as aforesaid, necessary for said Expansion Space, until the option for the Expansion Space has been terminated in accordance with paragraph I. of this Exhibit R or until such date which is thirty-six (36) months after the Term Commencement Date, or until such expansion has been constructed, whichever is sooner.

    Landlord shall exercise good faith efforts to obtain, simultaneously with the approvals and permits necessary for construction of the original Building, any and all approvals and permits, including but not limited to all zoning, subdivision, wetlands and environmental permits and approvals, necessary for the construction of the Expansion Space generally similar to the footprints and site plan shown on the Expanded Building Site Plan. In the event that any of the applicable authorities require modifications to the Expanded Building Site Plan, then Landlord and Tenant hereby further agree that they will work and cooperate with each other to reach a mutual agreement on any such modifications, provided, however, that in no event shall such modifications result in the Expansion Space containing less than thirty thousand (30,000) square feet.

    If, after having exercised good faith efforts, Landlord is unable to obtain all such necessary permits and approvals for the construction of the Expansion Space by the Expansion Permit Date, as defined in paragraph I. below, as it may be extended, then this Exhibit R, including paragraph I., shall be null and void and of no further force and effect, and Landlord, or its affiliate, shall no longer be required to hold the Expansion Land required for the Expansion Space for Tenant as contemplated hereunder.

    I. EXPANSION SPACE.  (i) In the event that Tenant desires to exercise its
       ---------------
option to lease and occupy the Expansion Space, and there does not then exist any uncured, continuing Event of Default hereunder, written notice of Tenant's intention to lease and occupy such Expansion Space (the "Expansion Notice") must be given to Landlord not later than such date which is thirty-six (36) months after the Term Commencement Date (the "Expansion Exercise Date"). If Tenant elects to expand by leasing and occupying the Expansion Space (the "Lease for the Expansion Space"), as herein provided and in connection therewith delivers the Expansion Notice, during the first twelve (12) months of the Term of this Lease, the annual Fixed Rent for the Expansion Space shall be an amount equal to the following:

          1. First, the applicable annual Fixed Rent for the first five (5) years of the Term of the Lease for the Expansion Space shall be $21.50 per square foot of the Expansion Space.

          2. Second, the applicable annual Fixed Rent for the second five (5) years of the Term of the Lease for the Expansion Space shall be $22.60 per square foot of the Expansion Space.

          3. Third, the applicable annual Fixed Rent for the eleventh (11/th/) and/or twelfth (12/th/) years of the Term of the Lease for the Expansion Space, as the case may be, shall be $24.25 per square foot of the Expansion Space.

              (ii) If Tenant elects to expand by leasing and occupying the Expansion Space and in connection therewith delivers the Expansion Notice after expiration of the first twelve (12) months of the Term of this Lease but in any event prior to the Expansion Exercise Date, the annual Fixed Rent for the Expansion Space shall be an amount equal to the following:

          1. First, the applicable annual Fixed Rent for the first five (5) years of the Term of the Lease for the Expansion Space shall be $21.50 per square foot of the Expansion Space, as adjusted by one hundred percent (100%) of the percentage change in the CPI (all urban consumers) from the Term Commencement Date of this Lease until the Expansion Exercise Date. Such change will be based on the CPI increase on the "Net Rent", which such term shall be defined as $21.50 per square foot (fixed rent) minus $7.50 per square foot (tax and operating expense stop), or $14.00 per square foot. (i.e. if the percent increase in the CPI were 6%, then the Net Rent of $14.00 per square foot would be multiplied by .06, which equals $.84 per square foot, which is then added to $21.50 to reflect an annual Fixed Rent of $22.34 per square foot of the Expansion Space).

          2. After making the above CPI adjustments to the annual Fixed Rent, the annual Fixed Rent, as adjusted, shall be further adjusted to account for the percent change in long-term financing rates as follows:

              (a) The base rate will be the ten (10) year U.S. Treasury yield on November 1, 1996 of 6.47% plus two hundred and twenty-five (225) basis points. The resulting rate of 8.72% will then be used to derive the initial base constant that will amortize amounts borrowed at such rate over twenty (20) years (i.e. ten (10) year Treasuries at November 1, 1996, plus two hundred and twenty-five (225) basis points (6.47 +2.25% = 8.72%), amortized over twenty (20) years equals a constant of approximately .1058).

              (b) Then on the Expansion Exercise Date, two hundred twenty-five
     (225) basis points will be added to the ten (10) year U.S. Treasury yield on that date and the applicable constant derived at that resulting interest rate that will amortize amounts borrowed over twenty (20) years.

              (c) The percent change between such constants from the November 1, 1996 constant of approximately .1058 to the Expansion Exercise Date constant will then be applied to the CPI adjusted annual Fixed Rent, determined in accordance with #1 above, further adjusting the CPI adjusted rents of #1 either up or down by the percentage change in the long-term financing rate constant. (i.e., if the initial base constant is .1042 (8.50% interest rate) and increases to .1080 (9% interest rate) the percentage increase is 3.65%. If the CPI adjusted rent was $22.34 per square foot, then such rent would be increased by 3.65% to $23.16 per square foot.)

          3. Second, the applicable annual Fixed Rent for the second five (5) years of the Term of the Lease for the Expansion Space would be calculated by increasing the then current Net Rent determined pursuant to No. 1 above as of the end of year five (5) by five percent (5%) (i.e., if the current Net Rent was $14.84 per square foot, the new annual rent would be increased by multiplying $14.84 x 5% = $.74 per square foot. This amount would be added to the annual Fixed Rent of $22.34 to reflect a new amount of $23.08 per square foot).

          4. Third, the applicable annual Fixed Rent for the eleventh (11/th/) year of the Term of the Lease for the Expansion Space, if applicable, would be calculated by increasing the current Net Rent determined pursuant to no. 3 above as of the end of year ten (10) by five percent (5%).

     The result of the preceding annual Fixed Rents adjustment formula shall be the annual Fixed Rents for the Expansion Space if Tenant's exercise occurs as hereinabove set forth.

     Notwithstanding anything to the contrary contained in this paragraph I. of this Exhibit R, in the event that the Term of this Lease is extended beyond the initial twelve (12) year Term of this Lease as a result of Tenant exercising its expansion option hereunder in conformity with the foregoing provisions, then such Term shall be extended, subject to the provisions of this Exhibit R (including the next full paragraph) for such additional period as necessary to comply with the terms of this paragraph I. (the "Additional Extension Term").
In such event, the Fixed Rent for the original Premises hereunder during the Additional Extension Term shall be $24.25 per square foot.

     The Lease for the Expansion Space shall be in the same form as this Lease, and, except as herein set forth, on the same terms and conditions as are set forth in this Lease and shall be for a Term of not less than ten (10) years or more than twelve (12) years. The Lease for the Expansion Space shall provide for an Expansion Scheduled Term Commencement Date (the Landlord and Tenant hereby agreeing that such date occur no later than twelve (12) months following the Expansion Notice by Tenant) and an Expansion Term Commencement Date, the former to be mutually agreed upon by Landlord and Tenant in good faith, but in no event less than thirty-six (36) weeks or more than forty-four (44) weeks after obtaining all required permits and approvals for construction of the Expansion Space, considering such factors as weather and material availability (it being agreed by Landlord and Tenant that such Expansion Notice by Tenant occurring between October 1 and March 1 shall add two (2) additional months to the Expansion Scheduled Term Commencement Date for such space beyond that which would otherwise be expected). The Lease for the Expansion Space shall also provide (i) for an Expansion Outside Delivery Date of thirty (30) days after the Expansion Scheduled Term Commencement Date, (ii) Tenant the right to cancel the Lease for the Expansion Space in the event that the Expansion Space is not delivered on or before the Expansion Outside Delivery Date, which such date may be extended for delays due to Force Majeure or Tenant's Delay as therein described, and (iii) that the Tenant's Plans for the Expansion Space prepared by and being delivered by Tenant to Landlord are attached as an Exhibit to the Lease for the Expansion Space. The proposed form of Lease for the Expansion Space shall be delivered by Landlord to Tenant promptly after such Expansion Notice to Tenant, and a mutually agreed upon form shall be executed by Landlord and Tenant within forty-five (45) days from the date of Tenant's receipt of a proposed form of Lease for the Expansion Space from Landlord in the form as herein required, unless such date is extended by mutual agreement of both parties hereto. Tenant and Landlord shall use reasonable efforts, each acting in good faith, to execute the Lease for the Expansion Space within said forty-five (45) days from the date of Tenant's receipt of a proposed form from Landlord. Notwithstanding the foregoing, Landlord and Tenant agree that any such Lease for the Expansion Space may, at the sole option of Landlord, be in the form of a lease amendment to this Lease, whereupon any references herein to the Lease for the Expansion Space shall also be deemed to refer to any such amendment to this Lease, as the case may be. Landlord and Tenant hereby further agree that in the event that the parties enter into a Lease for the Expansion Space, as aforesaid, they shall enter into an amendment to this Lease evidencing an agreement to extend the initial Term of this Lease (up to a maximum of two (2) years) such that the expiration of the initial Term of this Lease for the original Premises hereunder and of the Lease for the Expansion Space for such additional space shall be coterminous.

    If not already obtained in connection with the construction of the original Building, Landlord agrees to exercise good faith efforts to obtain all necessary permits and approvals to construct the Expansion Space within twelve (12) months after receipt of the Expansion Notice (the "Expansion Permit Date"). If Tenant fails to exercise its option as to the Expansion Space, or exercises its option in a timely manner but thereafter fails to execute and deliver the Lease for the Expansion Space on or prior to the time period as hereinabove set forth in accordance with the provisions of this Exhibit R, or, if after proceeding diligently and using good faith efforts to obtain all required permits and approvals to construct such space by the Expansion Permit Date, Landlord is unable to obtain all of such permits and approvals, then, subject to the terms and provisions contained in this Exhibit R, Tenant's option as to the Expansion Space and the rights and obligations of both Landlord and Tenant under this paragraph I. shall terminate forthwith and be of no further force and effect.

    II.  ADDITIONAL EXPANSION PROVISIONS.  The building quality, plans and
         -------------------------------
specifications for the Expansion Space shall be in accordance with the Expanded Building Site Plan and specifications substantially comparable to the Building initially leased herein, except as hereinafter provided , which such plans and specifications shall be set forth in the Lease for the Expansion Space. Without limiting the foregoing, the building quality, fit and finish of the Expansion Space shall be substantially comparable to the Building initially leased herein based on Landlord's Plans and Tenant's Plans and specifications for the initial Building, except the lobby area for the Expansion Space shall be proportionately smaller and there are no restrooms planned for the Expansion Space, unless required by applicable codes. A loading dock may be added to the Expansion Space at Landlord's option, it being expressly agreed upon and understood that if the Tenant leases the entire Expansion Space, then Tenant may request that a loading dock be added at no additional expense to Tenant.

    Landlord and Tenant hereby further acknowledge and agree that during the construction of the Expansion Space, Landlord shall erect a temporary wall to be located approximately four feet from the perimeter of the Building adjacent to the proposed expansion. Tenant shall cooperate with Landlord to permit Landlord to install such temporary wall, specifically, Tenant shall endeavor to design the area adjacent to the perimeter wall in such a way as to not locate perimeter offices, or other permanent fixtures on such wall as to allow for the erection of the temporary wall, and shall otherwise cooperate with Landlord at such time as the temporary wall is to be installed. The cost of base building items associated with the Expansion Space shall be borne by Landlord's, and the cost of relocating offices, and other permanent fixtures on such wall and finishes shall be borne by Tenant. If Tenant does not lease the entire Expansion Space as herein permitted, then the cost of restoring the area of space affected by the temporary wall on the floor or partial floor not leased by Tenant shall be borne by Landlord.

    Landlord's obligation to construct the Expansion Space is contingent upon Landlord's ability, using a good faith best effort, (i) to finance the project cost of such Expansion Space, or such portion thereof as the Landlord elects to finance, at the annual Fixed Rent as determined in paragraph I. above, and (ii) to obtain applicable permits and approvals required under building, zoning and environmental laws, codes, rules and regulations and other laws then affecting the use and development of such land in order to construct the Expansion Space in accordance with all of the terms of this Lease.

    Notwithstanding any language to the contrary contained in this Exhibit R, including paragraphs I. and II. hereof, in the event that Tenant exercises its expansion option in accordance with the provisions hereof and the aggregate area of the Expansion Space elected by Tenant hereunder (and specified in its Expansion Notice) is less than sixty thousand (60,000) square feet, notwithstanding such Tenant's election, Landlord shall be obligated to construct the maximum sixty thousand (60,000) square foot expansion, with Landlord and Tenant hereby agreeing that Tenant shall only be required to lease and occupy the area of the expansion space designated in its Expansion Notice to Landlord. Landlord's obligation to build such excess expansion space, specifically the difference between that space so specified in Tenant's Expansion Notice and sixty thousand (60,000) square feet (the "Vacant Space"), shall also be subject to those certain conditions provided in (i) and (ii) of the preceding paragraph.

Landlord shall have the right to lease the Vacant Space to any "third party", subject to Tenant's right of first refusal as to the Vacant Space. Tenant's right of first refusal hereunder shall continue during the Lease Term and shall be exercised in accordance with the procedures set forth in Exhibit Q hereto. In the event that the Tenant leases the Vacant Space as herein permitted, then the term thereof shall be coterminous with the Term of this Lease.

    Further notwithstanding any language to the contrary contained in this Exhibit R, in the event that Tenant's option as to the Expansion Space expires or has otherwise been terminated pursuant to the above provisions of this Exhibit R, then Landlord shall have, at any time thereafter during the Term of this Lease, the right to construct the Expansion Space (or a portion thereof so long as such expansion shall not be for less than thirty thousand (30,000) square feet) and lease such space to any third party upon such terms and conditions as are negotiated by Landlord in its sole and absolute discretion and Tenant shall have no further rights thereto. Landlord and Tenant hereby further acknowledge and agree that in such event, the Expansion Space may be enlarged by Landlord to more than sixty thousand (60,000) square feet but not more than eighty thousand (80,000) square feet, provided that such enlarged Expansion Space is constructed (whether standing alone or physically connected to the initial Building) within the building footprint shown on the Expanded Building Site Plan, or, at Landlord's election, within the Additional Expansion Area shown on Exhibit U attached hereto. Such Expansion Space, whether for the original contemplated square footage or greater amount as aforesaid, shall be subject to the terms and conditions set forth in the first complete paragraph of paragraph II. above (i.e. conditions as to building quality, fit and finish).
In connection therewith, and in connection with any Expansion Space constructed on behalf of Tenant pursuant to this Exhibit R, Landlord shall relocate the Building Parking Area to an area as close to the Building as reasonably possible, provided that such area lies within the Exclusive Office Area set forth in Exhibit U, all as more particularly set forth in Section 10.14 hereof. Landlord and Tenant hereby further agree that they shall enter into an agreement amending, modifying or supplementing this Lease, if necessary, in order to reflect the occupancy of the Building by any such additional tenant(s) other than Tenant if the Expansion Space is constructed as so permitted hereunder.

                                  EXHIBIT "T"
                                NOTICE OF LEASE
                                ---------------

    In accordance with the provisions of Massachusetts General Laws (Ter. Ed.) Chapter 183, Section 4, as amended, notice is hereby given of a certain lease (hereinafter referred to as the "Lease") dated as of March ___, 1997 by and between Arthur J. Gutierrez and John A. Cataldo, as trustees of Wayside Realty Trust, u/d/t dated August 31, 1995 and recorded with the Middlesex South Registry of Deeds in Book 25628, Page 331 (hereinafter referred to as "Landlord") and Open Market, Inc. (hereinafter referred to as "Tenant").

                              W I T N E S S E T H:

    1. The address of the Landlord is c/o The Gutierrez Company, One Wall Street, Burlington, Massachusetts 01803.

    2. The address of the Tenant is One Wayside Road, Burlington, Massachusetts 01803.

    3.    The Lease was executed on March __, 1997.

    4. The Term of the Lease is a period of twelve (12) years beginning on the Term Commencement Date determined in accordance with Section 3.2 of the Lease.

    5. Subject to the provisions of the Lease, the Tenant has the option to extend the Term of the Lease for two (2) successive five (5) year terms pursuant to Exhibit "F" of the Lease.

    6. The Tenant has the Right of First Refusal to lease the final eighty thousand (80,000) square feet of office space to be constructed in the Park (as described in the Lease) pursuant to Exhibit "Q' of the Lease.

    7. The Tenant has an Expansion Option to lease up to sixty thousand (60,000) square feet of additional space in the Building pursuant to Exhibit "R" of the Lease.

    8. The Lot, the Exclusive Office Area and the Park, as such terms are defined in the Lease, are subject to the covenants and agreements contained in
Section 5.1.10 and Exhibit I of the Lease.

    9. The demised premises is a four (4) story building containing approximately 120,268 square feet located at One Wayside Road, Burlington, Massachusetts 01803, and the areas of which are the subject of all appurtenant rights and easements set forth in Sections 2.1 and 10.14 of the Lease.

    10. The deed for the demised premises was recorded on November 9, 1995 with the Middlesex South Registry of Deeds as Instrument No. 694.

    This Notice of Lease has been executed merely to give notice of the Lease, and all of the terms, conditions and covenants of which are incorporated herein by reference. The parties hereto do not intend this Notice of Lease to modify or amend the terms, conditions and covenants of the Lease which are incorporated herein by reference.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Notice of Lease this ___ day of ______________, 1997.

                                         LANDLORD:

                                         WAYSIDE REALTY TRUST

WINTESS:


_______________________                  ________________________, Arthur J.
                                         Gutierrez, as trustee in his capacity
                                         as said trustee and not individually



_______________________                  _______________________, John A.
                                         Cataldo, as trustee in his capacity as
                                         said trustee and not individually
                                         ---------------------------------

                         COMMONWEALTH OF MASSACHUSETTS
                         -----------------------------

______________, ss                                     _____________, 1997

     Then personally appeared before me Arthur J. Gutierrez, as trustee of Wayside Realty Trust and acknowledged the foregoing instrument to be his free act and deed as trustee aforesaid.


                                         _____________________________
                                         Notary Public
                                         My Commission Expires:


                         COMMONWEALTH OF MASSACHUSETTS
                         -----------------------------

______________, ss                                     _____________, 1997

     Then personally appeared before me John A. Cataldo, as trustee of Wayside Realty Trust and acknowledged the foregoing instrument to be his free act and deed as trustee aforesaid.


                                         ____________________________
                                         Notary Public
                                         My Commission Expires:

                                          TENANT:

                                          OPEN MARKET, INC.

                                          By:
                                             _________________________________
                                            Its:


                         COMMONWEALTH OF MASSACHUSETTS
                         _____________________________

______________, ss                                    March __, 1997

     Then personally appeared before me ________________, as ________________ of Open Market, Inc., and acknowledged the foregoing instrument to be his/her free act and deed as _________ aforesaid.


                                         __________________________________
                                         Notary Public
                                         My Commission Expires: